Exhibit 10.14

LOAN AND SECURITY AGREEMENT

among

GENESIS GROUP HOLDINGS, INC.

as Borrower,

RIVES-MONTEIRO LEASING, LLC and
TROPICAL COMMUNICATIONS, INC.

each as Guarantor

and

MIDMARKET CAPITAL PARTNERS, LLC

as Agent

Dated as of September 17, 2012

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	(E)	No Default	26
	(F)	Performance of Agreements	26
	(G)	No Prohibition	26
	(H)	No Litigation	26
	(I)	Historic Financial Statements; Other Information	26
	(J)	Minimum Liquidity and Adjusted EBITDA	26
	(K)	Acquisition Documentation; Capitalization	27
	(L)	Information Memorandum	27
	(M)	Compliance with Laws	27
	(N)	Legal Opinion	27
	(O)	Consents	27
	(P)	No Adverse Material Change	28
	(Q)	Licenses and Permits	28
	(R)	Contract Review	28
	(S)	Other	28
3.2	Conditions to Funding Potential Target Acquisition		28
	(A)	No Adverse Material Change	28
	(B)	Acquisition Documentation; Capitalization	28
	(C)	Financial Statements; Other Information	29
	(D)	Representations and Warranties	29
	(E)	Compliance with Laws	29
	(F)	Consents	29
	(G)	No Default	29
	(H)	Other	29

SECTION 4 REPRESENTATIONS AND WARRANTIES OF LOAN PARTIES.			29

4.1	Organization, Powers, Capitalization.		29
	(A)	Organization and Powers	29
	(B)	Capitalization	30
4.2	Authorization; No Conflict		30
4.3	Financial Condition		30
4.4	Indebtedness and Liabilities		31
4.5	Account Warranties		31
4.6	Names		31
4.7	Locations; FEIN		31
4.8	Title to Properties; Liens		31
4.9	Litigation; Adverse Facts		32
4.10	Payment of Taxes		32
4.11	Performance of Agreements		32
4.12	Employee Benefit Plans		32
4.13	Intellectual Property		32

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4.14	Broker’s Fees		33
4.15	Environmental Compliance		33
4.16	Solvency		33
4.17	Disclosure		33
4.18	Insurance		33
4.19	Compliance with Laws		34
4.20	Bank Accounts		34
4.21	Subsidiaries		34
4.22	Employee Matters		34
4.23	Governmental Regulation		34
4.24	Receivables and Payables		34
4.25	Trade Relations		34
4.26	Absence of Defaults		35
4.27	Loans to Shareholders, Directors, Officers or Affiliates		35
4.28	Projections		35
4.29	Surety Obligations		35
4.30	Commercial Tort Claims and Letter of Credit Rights		35
4.31	Offering		35

SECTION 5 AFFIRMATIVE COVENANTS			35

5.1	Financial Statements and Other Reports		36
	(A)	Monthly Financials	36
	(B)	Quarterly Financials	36
	(C)	Year-End Financials	36
	(D)	Accountants’ Certification and Reports	36
	(E)	Management Report	37
	(F)	Projections	37
	(G)	Lender Meetings	38
	(H)	Tax Returns	38
	(I)	Government Notices	38
	(J)	Events of Default, etc	38
	(K)	Trade Names	38
	(L)	Locations	38
	(M)	Bank Accounts	38
	(N)	Certified Public Accountants	39
	(O)	Litigation	39
	(P)	Other Information	39
5.2	Access to Accountants		39

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5.3	Inspection		39
5.4	Collateral Records		39
5.5	Account Covenants; Verification		40
5.6	Endorsement		40
5.7	Corporate Existence		40
5.8	Payment of Taxes		40
5.9	Maintenance of Properties; Insurance		41
5.10	Compliance with Laws		41
5.11	Further Assurances		41
5.12	Collateral Locations		41
5.13	Bailees		41
5.14	Use of Proceeds and Margin Security		42
5.15	Observer and Other Rights		42
5.16	Revisions or Updates to Schedules		42
5.17	[Reserved.]		42
5.18	Accuracy of Information		42
5.19	Landlord and Storage Agreements		42
5.20	Commercial Tort Claims and Letter of Credit Rights		43
5.21	Financial Covenants		43
	(A)	Minimum Liquidity	43
	(B)	Capital Expenditures	43
	(C)	Fixed Charge Coverage Ratio	44
	(D)	Total Debt Leverage Ratio	44
	(E)	Senior Debt Leverage Ratio	45

SECTION 6 NEGATIVE COVENANTS			45

6.1	Indebtedness and Liabilities		45
6.2	Guaranties		46
6.3	Transfers, Liens and Related Matters		46
	(A)	Transfers	46
	(B)	Liens	47
	(C)	No Pledge Restrictions	47
6.4	Restricted Payments		47
6.5	Restriction on Fundamental Changes		48
6.6	Transactions with Affiliates		49
6.7	Environmental Liabilities		49

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6.8	Conduct of Business		49
6.9	Compliance with ERISA		49
6.10	Subsidiaries		50
6.11	Fiscal Year		50
6.12	Bank Accounts		50
6.13	Charter Documents		51
6.14	No Impairment of Restricted Payments		51
6.15	Advances, Loans or Investments		51
6.16	Management or Consulting Fees		51
6.17	[Reserved]		51
6.18	Certain Payments		51
6.19	Amendments to Subordinated Debt, Earn-Out Obligations or Preferred Stock		51

SECTION 7 DEFAULT, RIGHTS AND REMEDIES			51

7.1	Event of Default		51
	(A)	Payment	51
	(B)	Default in Other Agreements	52
	(C)	Breach of Certain Provisions	52
	(D)	Breach of Representation or Warranty	52
	(E)	Other Defaults Under Loan Documents	52
	(F)	Involuntary Bankruptcy; Appointment of Receiver, etc	52
	(G)	Voluntary Bankruptcy; Appointment of Receiver, etc	52
	(H)	Liens	53
	(I)	Judgment and Attachments	53
	(J)	Dissolution	53
	(K)	Solvency	53
	(L)	Injunction	53
	(M)	Invalidity of Loan Documents	53
	(N)	Failure of Security	53
	(O)	Licenses and Permits	53
	(P)	Forfeiture	53
	(Q)	Change of Control	54
	(R)	Material Adverse Change	54
7.2	Acceleration		54
7.3	Remedies		54
7.4	Appointment of Attorney-in-Fact		55
7.5	Limitation on Duty of Agent with Respect to Collateral		55
7.6	Application of Proceeds		55

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7.7	License of Intellectual Property		56
7.8	Waivers, Non-Exclusive Remedies		56

SECTION 8 REGARDING AGENT			56

8.1	Appointment		56
8.2	Nature of Duties		56
8.3	Lack of Reliance on Agent and Resignation		57
8.4	Certain Rights of Agent		57
8.5	Reliance		58
8.6	Notice of Default		58
8.7	Indemnification		58
8.8	Agent in its Individual Capacity		58
8.9	Delivery of Documents		58
8.10	Borrowers’ Undertaking to Agent		59
8.11	No Reliance on Agent’s Customer Identification Program		59
8.12	Other Agreements		59

SECTION 9 MISCELLANEOUS			59

9.1	Assignments and Participations		59
9.2	Set Off		60
9.3	Expenses and Attorneys’ Fees		60
9.4	Indemnity		61
9.5	Amendments and Waivers		61
9.6	Notices		61
9.7	Survival of Warranties and Certain Agreements		63
9.8	Indulgence Not Waiver		63
9.9	Marshaling; Payments Set Aside		63
9.10	Entire Agreement		63
9.11	Independence of Covenants		64
9.12	Severability		64
9.13	Headings		64
9.14	APPLICABLE LAW		64
9.15	No Fiduciary Relationship; Limitation of Liabilities		64
	(A)	No Fiduciary Relationship	64
	(B)	Limitation of Liabilities	64

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9.16	CONSENT TO JURISDICTION	65
9.17	WAIVER OF JURY TRIAL	65
9.18	Construction	65
9.19	Counterparts; Effectiveness	65
9.20	No Duty	66
9.21	Communications by Loan Parties to Agent and Lenders	66
9.22	Confidentiality	66
9.23	Electronic Execution of Loan Documents	66

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Exhibits and Schedules

LOAN AND SECURITY AGREEMENT

This LOAN AND SECURITY AGREEMENT is dated as of September 17, 2012 and entered into by and among GENESIS GROUP HOLDINGS, INC., a Delaware limited liability company (“Borrower”), RIVES-MONTEIRO LEASING, LLC, an Alabama limited liability company, TROPICAL COMMUNICATIONS, INC., a Florida corporation, and each other Person that is, or may from time to time hereafter become, a party to this Agreement as a guarantor, specifically including each Target that becomes a Domestic Subsidiary upon consummation of the Acquisition and executes and delivers the Joinder Agreement, as such terms are defined below (collectively, the “Guarantors,” and each a “Guarantor”), MIDMARKET CAPITAL PARTNERS, LLC, a Delaware limited liability company (“MMCP”), in its capacity as agent for the Lenders, as hereinafter defined (in such capacity, the “Agent”) and each of the financial institutions which is now or which hereafter becomes a party hereto as a lender (each individually a “Lender”, and collectively, the “Lenders”).

RECITALS

WHEREAS, Borrower requests that Lenders extend the Term Loan to Borrower, the proceeds of which will be used by Borrower exclusively to (i) pay the transactional fees and expenses relating to the events contemplated to occur under this Agreement on the Closing Date, (ii) refinance existing indebtedness, (iii) fund a portion of the purchase price of the Acquisition (as hereinafter defined) in a manner consistent with Schedule 1.1(C) hereto, (iv) subject to the terms and conditions set forth herein, fund the Potential Target Acquisition, or a portion thereof, and (v) support Borrower’s working capital and long-term financing needs;

WHEREAS, Borrower desires to secure its Obligations under the Loan Documents, inter alia by granting to Agent for the benefit of Lenders a security interest in and lien upon all of Borrower’s property and assets; and

WHEREAS, each Guarantor is wholly owned, directly or indirectly, by the Borrower, will directly or indirectly benefit from the making of the Term Loan hereunder and each Guarantor has agreed to jointly and severally guaranty the Obligations pursuant to separate Guaranties.

NOW, THEREFORE, in consideration of the premises and the agreements, provisions and covenants herein contained, Borrower, Guarantors, Lenders and Agent agree as follows:

SECTION 1 DEFINITIONS

1.1           Certain Defined Terms.  The following terms used in this Agreement shall have the following meanings:

“Accounts” means all of Borrower’s now existing and future:  (a) accounts (as defined in the UCC), and any and all other receivables (whether or not specifically listed on schedules furnished to Agent), including, without limitation, all accounts created by, or arising from, all of Borrower’s sales, leases, rentals of goods or renditions of services to its customers (whether or not they have been earned by performance), including but not limited to, those accounts arising under any of Borrower’s trade names, logos or styles, or through any of Borrower’s divisions; (b) unpaid seller’s or lessor’s rights (including rescission, replevin, reclamation, repossession and stoppage in transit) relating to the foregoing or arising therefrom; (c) rights to any goods represented by any of the foregoing, including rights to returned, reclaimed or repossessed goods; (d) reserves and credit balances arising in connection with or pursuant to any of the foregoing; (e) guaranties, supporting obligations and letter of credit rights (all as defined in the UCC) relating to any of the foregoing; (f) insurance policies or rights relating to any of the foregoing; (g) General Intangibles pertaining to any and all of the foregoing (including all rights to payment, including those arising in connection with bank and non-bank credit cards), and including books and records and any electronic media and software thereto; (h) notes, deposits or property of account debtors securing the obligations of any such account debtors to Borrower; and (i) cash and non-cash proceeds of any and all of the foregoing.

“Acquisition” means the acquisition by Borrower of the outstanding stock issued by each of the Targets.

“Acquisition Agreements” means, collectively (i) the T N S Acquisition Agreement and (ii) the ADEX Acquisition Agreement.

“ADEX Acquisition Agreement” means that certain Equity Purchase Agreement, dated as of September 17, 2012, by and among Genesis Group Holdings Inc., ADEX Corporation, a New York corporation, ADEXCOMM Corporation, a New York corporation, ADEX Puerto Rico LLC, a Puerto Rico limited liability company, and Peter Leibowitz, Gary McGuire, Marc Freedman and Justin Leibowitz, each an individual, as each may be amended, modified, supplemented or restated.

“ADEX Excepted Payments” means payments on account of ADEX Pre-Closing Receivables that the Borrower is obligated to pay to the ADEX Sellers pursuant to Section 2.3(c)(iv) of the ADEX Acquisition Agreement as in effect on the date of this Agreement.

“ADEX Note” means, collectively, those certain promissory notes in the aggregate principal amount of $1,046,000, each dated on or about the Closing Date, executed by Borrower and payable to one or more of the ADEX Sellers, the maturity of each of which is no greater than 30 days.

“ADEX Pre-Closing Receivables” means the Accounts and the total amounts due thereunder identified on Schedule 1.1(D).

“ADEX Sellers” means the following individuals, collectively: Peter Leibowitz, Gary McGuire, Marc Freedman and Justin Leibowitz.

“Adjusted EBITDA” means, for any period, with respect to Borrower and its Subsidiaries, determined on a Consolidated basis, EBITDA for such period, plus the sum of the following, to the extent deducted from net income in calculating EBITDA for such period: (a) fees, costs and expenses incurred in connection with the Acquisition and the related financings (debt and equity) in an aggregate amount not to exceed a sum of $1,500,000, (b) fees, costs and expenses incurred in connection with acquisitions, investments, dispositions, equity offerings and debt issuances, in each case to the extent such transaction is permitted under this Agreement and the other Loan Documents, in an aggregate amount not to exceed a sum of $1,500,000, and (c) restructuring charges or reserves (including without limitation the effect of inventory optimization programs, plant closure, facility consolidations, retention, severance, systems establishment costs, contract termination costs, future lease commitments and excess pension charges), in each case to the extent acceptable to Agent in its reasonable judgment, applicable to the Targets and Potential Target with respect to the restructuring of actual  expenses incurred during fiscal periods prior to the Closing Date, up to an aggregate amount not to exceed a sum of $2,150,000, so long as all such restructuring charges and reserves are taken no later than December 31, 2012, plus Pro Forma EBITDA (if applicable).

“Affiliate” means any Person (other than Agent or any Lender): (a) directly or indirectly controlling, controlled by, or under common control with any Loan Party; (b) directly or indirectly owning, controlling or holding ten percent (10%) or more of any equity interest in any Loan Party; (c) ten percent (10%) or more of whose voting stock or other equity interest having ordinary voting power for the election of directors or the power to direct or cause the direction of management, is directly or indirectly owned or held by any Loan Party; or (d) which has a senior executive officer who is also a senior executive officer of any Loan Party.  For purposes of this definition, “control” (including with correlative meanings, the terms “controlling”, “controlled by” and “under common control with”) means the possession directly or indirectly of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities or other equity interest, or by contract or otherwise.

“Agent” has the meaning assigned to that term in the preamble to this Agreement.

“Aggregate Interest” has the meaning assigned to that term in Section 2.3(A).

“Agreement” means this Loan and Security Agreement, as amended, restated, supplemented or otherwise modified from time to time.

“Asset Disposition” means the disposition, in any transaction or series of related transactions, whether by sale, lease, transfer, loss, damage, destruction, condemnation or otherwise, of any, all, or substantially all, of the assets of Borrower or any of its Subsidiaries (whether such assets are now owned or hereafter acquired) or which has the effect of selling or otherwise disposing of the whole or a major part of the business or operations of Borrower or any of its Subsidiaries in each case, whether or not consideration therefore consists of cash, securities or other assets owned by the acquiring Person; provided that none of the following shall constitute an Asset Disposition: (a) sales of Inventory in the ordinary course of business, (b) dispositions of obsolete, worn-out or excess Equipment in the ordinary course of business, the aggregate fair market value of which does not exceed $100,000 in any Fiscal Year, (c) sales or dispositions of cash equivalents, (d) sales, assignments, transfers or dispositions, in the ordinary course of business and solely for purposes of collection or realization, of delinquent Accounts and (e) the sale or disposition of stock in Digital Comm Inc in accordance with Section 6.3(A)(ii).

“Borrower” has the meaning assigned to that term in the preamble to this Agreement.

“Business Day” means any day excluding Saturday, Sunday and any day which is a legal holiday under the laws of the State of New York, or is a day on which banking institutions located in such state are permitted to be closed.

“Capital Expenditures” means, with respect to any period, the aggregate expenditures (whether paid in cash or accrued as liabilities and including expenditures made under a Capital Lease) by Borrower or any of its Subsidiaries during such period that are required by GAAP to be included in or reflected by the property, plant, equipment or similar fixed asset accounts (or intangible accounts subject to amortization) on the Consolidated balance sheet of Borrower and its Subsidiaries.

“Capital Lease” means, with respect to Borrower and its Subsidiaries: (a) any lease of property, real or personal, if the then present value of the minimum rental commitment thereunder should, in accordance with GAAP, be capitalized on a Consolidated balance sheet of Borrower and its Subsidiaries, and (b) any other such lease, the obligations under which are capitalized on the Consolidated balance sheet of Borrower and its Subsidiaries.

“Capital Stock” means with respect to Borrower and its Subsidiaries, any and all capital stock, membership, partnership or other equity interests issued by Borrower or any of its Subsidiaries.

“Change of Control” means: (a) the failure of either Marc Munro or Lawrence Sands to remain actively engaged in the management of Borrower and to hold the positions held on the Closing Date, including as officers and directors, for any reason other than the death or disability of either of them; (b) the sale, assignment or other transfer of any Capital Stock issued by Borrower if after the consummation of such sale, transfer, or disposition (or proposed sale, transfer, or disposition) for any reason other than in connection with the Offering:  (i) the owners of the outstanding voting Capital Stock of Borrower as of the Closing Date will cease to own at least forty percent (40%) of the outstanding voting Capital Stock of Borrower; or (ii) the owners of the outstanding voting Capital Stock of Borrower as of the Closing Date shall cease to have at any time the power to vote at least forty percent (40%) of the outstanding voting Capital Stock of Borrower or (c) except as otherwise permitted under this Agreement, the failure of Borrower to own, directly or indirectly, one hundred percent (100%) (exclusive of any nominal amount of director’s qualifying shares) of the Capital Stock of each of its Subsidiaries, other than the Capital Stock of Digital Comm Inc, a Florida corporation.

“Closing Date” means September 17, 2012.

“Closing Date Potential Target Acquisition” has the meaning assigned to that term in Section 2.5(D).

“Collateral” means, collectively, any and all assets of any Loan Party on which a Lien in favor of Agent for the benefit of Lenders has been created and/or granted to secure the Obligations, including without limitation the assets of Borrower defined as “Collateral” in Section 2.6.

“Commitment Letter” means that certain commitment letter issued by Agent to Borrower, dated as of August 1, 2012.

“Commitment Percentage” means, as to each Lender, the percentage set forth below such Lender’s name as its “Commitment Percentage” on the signature pages hereto, as the same may be adjusted upon any assignment by a Lender pursuant to Section 9.1 hereof.

“Confidential Information” has the meaning assigned to that term in Section 9.22.

“Consents” shall mean all filings and all licenses, permits, consents, approvals, authorizations, qualifications and orders of governmental bodies and other third parties, domestic or foreign, necessary to carry on any Loan Party’s business or necessary (including to avoid a conflict or breach under any agreement, instrument, other document, license, permit or other authorization) for the execution, delivery or performance of this Agreement, the other Loan Documents, or the Acquisition Agreements, including any Consents required under all applicable federal, state or other applicable law.

“Consolidated” means the consolidation of accounts in accordance with GAAP, including principles of consolidation.

“Debt Payments” means (a) scheduled principal payments of the Term Loan and (b) scheduled payments of interest in cash on all Indebtedness for borrowed money, including the Term Loan.

“Default” means a condition, act or event that, after notice or lapse of time or both, would constitute an Event of Default.

“Default Rate” has the meaning assigned to that term in Section 2.3(A).

“Documents of Title” means all present and future documents (as defined in the UCC), and any and all warehouse receipts, bills of lading, shipping documents, instruments and similar documents, all whether negotiable or not and all goods and Inventory relating thereto and all cash and non-cash proceeds of the foregoing.

“Domestic Subsidiary” means each Subsidiary of Borrower that is not a Foreign Subsidiary.

“Earn-Out Obligations” means any earn-out or similar deferred payment obligation owing by Borrower to a seller in connection with the Acquisition or a Potential Target Acquisition.

 “EBITDA” means, for any period, with respect to any entity, net income, plus the sum of the following, to the extent deducted in calculating net income: (a) interest expense, income taxes, depreciation, and amortization expense, (b) non-cash costs and expenses incurred pursuant to any management equity plan or stock option plan or any other management or employee benefit plan or agreement or any stock subscription or shareholder agreement, and (c) other extraordinary, unusual or non-recurring non-cash charges (including without limitation purchase accounting adjustments and goodwill write-offs and write-downs) (other than any non-cash charge to the extent it represents an accrual of or reserve for cash expenditures in any future period), minus the sum of the following to the extent included in calculating net income: (d) interest income, (e) non-cash credits (other than any non-cash credit to the extent it will result in the receipt of cash payments in any future period, and (f) extraordinary, unusual or non-recurring gains.

“Employee Benefit Plan” means any employee benefit plan within the meaning of Section 3(3) of ERISA which (a) is maintained for employees of Borrower and its Subsidiaries or any ERISA Affiliate or (b) has at any time within the preceding six (6) years been maintained for the employees of Borrower and its Subsidiaries and/or any current or former ERISA Affiliate.

“Environmental Claims” means claims, liabilities, investigations, litigation, administrative proceedings, judgments or orders relating to Hazardous Materials.

“Environmental Laws” means any present or future federal, state and local laws, rules, ordinances and regulations governing the control, removal, storage, transportation, spill, release or discharge of hazardous or toxic wastes, substances and petroleum products, including as provided in the provisions of (a) the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended by the Superfund Amendment and Reauthorization Act of 1986, (b) the Solid Waste Disposal Act, (c) the Clean Water Act, (d) the Clean Air Act, (e) the Hazardous Materials Transportation Act, (f) the Resource Conservation and Recovery Act of 1976, (g) the Federal Water Pollution Control Act Amendments of 1972, and (h) any and all comparable and/or similar laws of any foreign government (whether of any foreign national government or any agency or instrumentality of or province, county, district, department, subdivision or local unit of any such foreign national government) and (i) the respective rules, regulations and ordinances of the U.S. Environmental Protection Agency (or any equivalent environmental regulatory or protection agency or instrumentality of any foreign government), and any departments of health services, regional water quality control boards, state water resources control boards, and/or cities in which Borrower’s and its Subsidiaries’ assets are located.

“Equipment” means all equipment (as defined in the UCC), whether now owned or hereafter acquired, including, without limitation, all furniture, furnishings, fixtures, machinery, motor vehicles, trucks, trailers, vessels, aircraft and rolling stock and all parts thereof and all additions, accessories, motors, engines, and accessions thereto and replacements therefor and all cash and non-cash proceeds of any and all of the foregoing.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time, and any successor statute and all rules and regulations promulgated thereunder.

“ERISA Affiliate” as applied to Borrower and its Subsidiaries, means any Person who is a member of a group which is under common control with Borrower and its Subsidiaries, who together with Borrower and its Subsidiaries is treated as a single employer within the meaning of Section 414(b) and (c) of the IRC.

“Event of Default” means any of the events set forth in Section 7.1.

“Excess Cash Flow” means, for any period, with respect to Borrower and its Subsidiaries, determined on a Consolidated basis, the excess of (a) the sum of (i) consolidated net income for such period, (ii) all non-cash charges (including depreciation and amortization) deducted in arriving at consolidated net income, (iii) decreases in consolidated working capital and (iv) all non-cash losses on the disposition of property to the extent deducted in arriving at consolidated net income over (b) the sum of (i) all non-cash credits included in consolidated net income, (ii) the aggregate amount actually paid in cash during such period in respect of Capital Expenditures (subject to the limitations set forth in Section 5.21(B)), (iii) the aggregate amount of scheduled payments of principal on Indebtedness for borrowed money made during such period and any prepayments of the Term Loan during such period (but excluding any mandatory prepayments of the Term Loan based on Excess Cash Flow), (iv) increases in consolidated working capital and (v) all non-cash gains on the disposition of property to the extent included in consolidated net income.

“Excess Interest” has the meaning assigned to that term in Section 2.3(C).

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Fiscal Year” means each twelve month period ending on or about December 31 of each year.

“Fixed Charge Coverage Ratio” means, for any period, with respect to Borrower and its Subsidiaries on a Consolidated basis, the ratio of (a) Adjusted EBITDA for such period, minus Capital Expenditures made during such period, to (b) all Debt Payments made during such period, plus taxes paid (or required to be paid) in cash in respect of such period.

“Foreign Subsidiary” means any Subsidiary of Borrower that is organized in a jurisdiction outside of the United States of America.

“GAAP” means generally accepted accounting principles in effect from time to time in the United States, applied on a consistent basis, provided that for the purpose of Section 5.21 hereof and the definitions used therein, “GAAP” shall mean generally accepted accounting principles in effect on the date hereof and consistent with those used in the preparation of the Borrower’s audited financial statements for the Fiscal Year ended on December 31, 2011, provided, further, that if there occurs after the date of this Agreement any change in GAAP that affects in any respect the calculation of any covenant contained in Section 5.21 hereof, Agent, for itself and on behalf of the Lenders, and Borrower shall negotiate in good faith amendments to the provisions of this Agreement that relate to the calculation of such covenant with the intent of having the respective positions of Agent, each Lender and Borrower after such change in GAAP conform as nearly as possible to their respective positions as of the date of this Agreement and, until any such amendments have been agreed upon, the covenants in Section 5.21 hereof shall be calculated as if no such change in GAAP had occurred.  Notwithstanding the foregoing, all financial statements delivered hereunder shall be prepared, and all financial covenants contained herein shall be calculated, without giving effect to any election under Statement of Financial Accounting Standards 159 (or any similar accounting principle) permitting a Person to value its financial liabilities at the fair value thereof, to the extent any such financial liability consists of or is in respect of any type of Indebtedness described in any of clauses (a) through (j) of the definition thereof.

“General Intangibles” means, as to Borrower and its Subsidiaries, all general intangibles as defined in the UCC, now owned or hereafter acquired, including, without limitation, all of Borrower’s then owned or existing and future acquired or arising general intangibles, payment intangibles, choses in action and causes of action and all other intangible personal property of Borrower of every kind and nature, including, without limitation, Intellectual Property, corporate or other business records, inventions, designs, blueprints, plans, specifications, trade secrets, goodwill, computer software, customer lists, licenses, franchises, tax refund claims, reversions or any rights thereto and any other amounts payable to Borrower from any Employee Benefit Plan, rights and claims against carriers and shippers, rights to indemnification, and business interruption, property, casualty or any similar type of insurance and any proceeds thereof, and all cash and non-cash proceeds of any and all of the foregoing.

“Guaranties” means, collectively, those certain unconditional guaranty agreements executed by each respective Guarantor in favor of Agent for the benefit of Lenders pursuant to which such Guarantor shall give a continuing and unconditional agreement to guaranty and stand surety for the Obligations, whether any such guaranty agreement shall be executed as of the date hereof or at any time in the future, as each such guaranty agreement may be amended, restated, supplemented or otherwise modified from time to time.

“Guarantors” means each Target that, after consummation of the Acquisition, will be a Domestic Subsidiary, each other Domestic Subsidiary, and any other Person that may from time to time guaranty the Obligations; provided that, notwithstanding the foregoing, Digital Comm Inc shall not be a Guarantor so long as, not more than ninety (90) days after the Closing Date, at least 50% of its total voting stock is transferred to a Person other than Borrower or any of its wholly-owned Subsidiaries; provided further that ADEXCOMM Corporation shall not be a Guarantor until it becomes a party to this Agreement as a guarantor pursuant to a joinder agreement in form and substance substantially similar to the Joinder Agreement.

“Guarantor Security Documents” means, collectively, those various agreements, instruments and documents, including all security agreements, charging agreements, mortgages, etc., which may from time to time be executed by the respective Guarantors pursuant to which each such Guarantor shall grant Liens to Agent for the benefit of Lenders in substantially all of its assets, real and personal, tangible and intangible, as security for the payment and performance of the Obligations, as each such agreement, instrument or document may be amended, restated, supplemented or otherwise modified from time to time.

“Hazardous Material” means all or any of the following:  (a) substances that are defined or listed in, or otherwise classified pursuant to, any Environmental Laws or regulations as “hazardous substances”, “hazardous materials”, “hazardous wastes”, “toxic substances” or any other formulation intended to define, list or classify substances by reason of deleterious properties such as ignitability, corrosivity, reactivity, carcinogenicity, or toxicity; (b) oil, petroleum or petroleum derived substances, natural gas, natural gas liquids or synthetic gas and drilling fluids, produced waters and other wastes associated with the exploration, development or production of crude oil, natural gas or geothermal resources; (c) any flammable substances or explosives or any radioactive materials; and (d) friable asbestos in any form or electrical equipment which contains any oil or dielectric fluid containing polychlorinated biphenyls.

“Hedging Agreement” means any interest rate, foreign currency, commodity or equity swap, collar, cap, floor or forward rate agreement, or other agreement or arrangement designed to protect against fluctuations in interest rates or currency, commodity or equity values (including, without limitation, any option with respect to any of the foregoing and any combination of the foregoing agreements or arrangements), and any confirmation executed in connection with any such agreement or arrangement.

“Historic Financial Statements” means (i) audited Consolidated financial statements of Borrower and its Consolidated Subsidiaries for the Fiscal Years ended December 31, 2009, 2010 and 2011, (ii) internally prepared Consolidated financial statements of (and prepared by) each Target and its Consolidated Subsidiaries for the Fiscal Years ended December  31, 2009, 2010 and 2011 and (iii) internally prepared Consolidated financial statements of (and prepared by) Borrower and its Consolidated Subsidiaries, and of (and prepared by) each Target and its Consolidated Subsidiaries, in each case as of June 30, 2012 and for the six (6) month period then ended.

“Indebtedness” as applied to Borrower and its Subsidiaries, means without duplication:  (a) all obligations of Borrower and its Subsidiaries for borrowed money, including without limitation the unpaid principal balance of the Term Loan, (b) all obligations of Borrower and its Subsidiaries evidenced by bonds, debentures, notes or similar instruments, (c) all obligations of Borrower and its Subsidiaries upon which interest charges are customarily paid, (d) all obligations of Borrower and its Subsidiaries under conditional sale or other title retention agreements relating to property acquired by Borrower and its Subsidiaries, (e) all obligations of Borrower and its Subsidiaries in respect of the deferred purchase price of property or services, including without limitation all such obligations incurred in connection with the Acquisition (excluding (i) current accounts payable incurred in the ordinary course of business, (ii) installments of premiums payable with respect to policies of insurance contracted for in the ordinary course of business, and (iii) Earn-Out Obligations until such obligations become a liability on the Consolidated balance sheet of Borrower and its Subsidiaries in accordance with GAAP), (f) all Indebtedness of others secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien on property owned or acquired by Borrower and its Subsidiaries, whether or not the Indebtedness secured thereby has been assumed, (g) all guaranties by Borrower and its Subsidiaries of Indebtedness of others, (h) all obligations under Capital Leases of Borrower and its Subsidiaries attributable to the payment of principal, (i) the principal component of all obligations, contingent or otherwise, of Borrower and its Subsidiaries as an account party in respect of letters of credit and letters of guaranty, and (j) the principal component of all obligations, contingent or otherwise, of Borrower and its Subsidiaries in respect of bankers’ acceptances.  The Indebtedness of Borrower and its Subsidiaries shall include the Indebtedness of any other entity (including any partnership in which Borrower or any of its Subsidiaries is a general partner) to the extent Borrower and its Subsidiaries are liable therefor as a result of Borrower’s and its Subsidiaries’ ownership interest in or other relationship with such entity, except to the extent the terms of such Indebtedness expressly provide that Borrower and its Subsidiaries are not liable therefore.

“Initial Pro Forma EBITDA” means, with respect to any entity, the equity interests of which are acquired by Borrower after the Closing Date, to the extent such acquisition is permitted under this Agreement and the other Loan Documents, the amount of EBITDA of such entity and its consolidated subsidiaries for the most recent trailing twelve (12) month period ending on the last day of the month preceding the closing of such acquisition for which financial statements are available, which amount shall be determined by Borrower subject to the consent of Agent, acting in good faith (such consent not to be unreasonably withheld or delayed), based upon and derived from financial information delivered to Agent prior to the consummation of such acquisition.

“Installment Payment” has the meaning assigned to that term in Section 2.5(C).

“Intellectual Property” means all present and future (a) designs, patents, patent rights and applications therefor, and license rights with respect thereto; (b) trademarks, service marks, trade names and registrations and applications therefore and license rights with respect thereto; (c) copyrights, renewals and all applications and registrations therefor, and license rights with respect thereto; (d) software or computer programs, trade secrets, methods, processes, know-how, drawings, specifications, and descriptions; (e) all memoranda, notes and records with respect to any research and development, whether now owned or hereafter acquired; and (f) all goodwill associated with any of the foregoing described in subsections (a) – (e), and all cash and non-cash proceeds of all of the foregoing.

“Inventory” means, as to Borrower and its Subsidiaries, all inventory as defined in the UCC including, without limitation, all of Borrower’s then owned or existing and future acquired or arising:  (a) inventory, merchandise, goods and other personal property intended for sale or lease or for display or demonstration; (b) inventory and any portion thereof that may be returned, rejected, reclaimed or repossessed by Agent, any Lender or Borrower from Borrower’s customers; (c) work in process; (d) raw materials and other materials and supplies, goods, incidentals, packaging materials and labels of every nature and description used or which might be used in connection with the manufacture, packing, shipping, advertising, selling, leasing or furnishing of the foregoing or otherwise used or consumed in the conduct of business; and (e) all cash and non-cash proceeds of any and all of the foregoing.

“Investment Property” means a security, whether certificated or uncertificated, security entitlement, securities account, commodity contract or commodity account.

“IRC” means the Internal Revenue Code of 1986, as amended from time to time, and any successor statute and all rules and regulations promulgated thereunder.

“Joinder Agreement” shall mean the Assumption and Joinder Agreement dated as of the date hereof, executed by each of ADEX Corporation, a New York corporation, and T N S, Inc., an Illinois corporation in favor of Agent and Lenders, pursuant to which, inter alia, each such Person shall assume and acknowledge its obligations and undertakings hereunder and under the other Loan Documents and shall become a Guarantor hereunder and under the other Loan Documents, as the same may be amended, restated, supplemented or otherwise modified from time to time.

“Lenders” has the meaning assigned to that term in the preamble to this Agreement.

“Liabilities” shall have the meaning given that term in accordance with GAAP and shall include all Indebtedness.

“Lien” means any lien (whether statutory or otherwise), mortgage, deed of trust, pledge, hypothecation, assignment, security interest, charge or encumbrance of any kind, whether voluntary or involuntary, (including any conditional sale or other title retention agreement, any lease in the nature thereof, and any agreement to give any security interest).

“Liquidity” means, on any date of determination, the aggregate amount of unrestricted cash and cash equivalents then on the Consolidated balance sheet of Borrower and its Subsidiaries.

“Loan Documents” means this Agreement, the Term Note, the Pledge Agreement, the Guaranties, the Guarantor Security Documents, the Subordination Agreements, the Warrants, and all other instruments, documents, guaranties and agreements executed by or on behalf of any Loan Party and delivered concurrently herewith or at any time hereafter to Agent or any Lender in connection with the Term Loan or any other transaction contemplated by this Agreement, all as amended, restated, supplemented or modified from time to time.

“Loan Parties” means, collectively, Borrower, Guarantors and any other Person (other than Agent or any Lender) which is or becomes a party to this Agreement, including pursuant to the Joinder Agreement, and “Loan Party” means any one of them.

“Material Adverse Effect” means a material adverse effect upon (a) the businesses, operations, properties, assets or condition (financial or otherwise) of Borrower and its Subsidiaries (including the Targets), taken as a whole, (b) the ability of any Loan Party to perform its obligations under any Loan Document to which it is a party, (c) the value of the Collateral, taken as a whole, or (d) the ability of Agent or any Lender to enforce or collect any of the Obligations.

“Material Company Event” means any development or event which is or is reasonably likely to be material to Borrower and its Subsidiaries, taken as a whole, including, but not limited to: loss or gain of major contracts, significant government regulatory changes or actions, product recalls, insurance claim events, legal notifications, key employee changes, and criminal activity.

“Maturity Date” means September 17, 2017, provided, however, if Borrower fails to raise by the Term Decrease Date at least $30,000,000 in connection with the Offering, the Maturity Date shall automatically mean, and become, June 17, 2014.

“Maximum Rate” has the meaning assigned to that term in Section 2.3(C).

“MMCP” has the meaning assigned to that term in the preamble to this Agreement.

“Obligations” means all obligations (including the full and faithful discharge of each and every term, condition, agreement, representation and warranty now or hereafter made by a Loan Party under the Loan Documents), liabilities and indebtedness of every nature of each Loan Party from time to time owed to Agent and Lenders under the Loan Documents, including the obligation to pay when due all interest on and principal of the Term Loan, and all fees, charges, costs and expenses payable under any of the Loan Documents, all debts, claims and indebtedness (whether incurred before or after the Maturity Date), whether primary, secondary, direct, contingent, fixed or otherwise, heretofore, or whether evidenced by a note or other writing, now and/or from time to time hereafter owing, due or payable including, without limitation, all interest, fees, costs and expenses accrued or incurred after the filing of any petition under any bankruptcy or insolvency law whether or not a claim for post-petition interest, fees or expenses is allowed in any bankruptcy case or proceeding.

“Offering” means a public offering of the Borrower’s equity securities having the ordinary power to vote, underwritten by an underwriter reasonably acceptable to the Agent.

“Officer’s Certificate” has the meaning assigned to that term in Section 5.1(E).

“Permitted Encumbrances” means the following types of Liens:

(A)          Liens securing the Obligations;

(B)           Liens for taxes, assessments and governmental charges (other than Environmental Claims or ERISA) the payment of which is not yet due and payable or that are being contested in compliance with Section 5.8;

(C)           Liens imposed by law, such as carrier’s, warehousemen’s, mechanic’s, materialmen’s and other similar Liens arising in the ordinary course of business and securing obligations (other than Indebtedness for borrowed money) that are not overdue by more than thirty (30) days or are being contested in good faith and by appropriate proceedings promptly initiated and diligently conducted, and a reserve or other appropriate provision, if any, as shall be required by GAAP shall have been made therefore;

(D)           Liens described on Schedule 1.1(A) and any modifications, replacements, renewals or extensions thereof; provided that such Liens secure only those obligations that they secure on the Closing Date (and any refinancing thereof permitted pursuant to Section 6.1(e)) and do not subsequently apply to any other property or assets of the Borrower or any of its Subsidiaries other than the proceeds and products thereof;

(E)           Liens arising under Capital Leases or securing purchase money Indebtedness in respect of Equipment; provided, however, that (A) no such Lien shall extend to or cover any other property of any Loan Party, and (B) the principal amount of the Indebtedness secured by any such Lien shall not exceed the lesser of the fair market value or the cost of the property so held or acquired;

(F)           deposits and pledges of cash securing (i) obligations incurred in respect of workers’ compensation, unemployment insurance or other forms of governmental insurance or benefits, (ii) the performance of bids, tenders, leases, contracts (other than for the payment of money) and statutory obligations (including obligations in respect of letters of credit or banker’s acceptances in respect of any such bids, tenders, leases, contracts or statutory obligations) or (iii) obligations on surety or appeal bonds, but only to the extent such deposits or pledges are incurred or otherwise arise in the ordinary course of business and secure obligations not past due;

(G)           easements, zoning restrictions and similar encumbrances on real property and minor irregularities in the title thereto that do not (i) secure obligations for the payment of money or (ii) materially adversely impair the value of such property or its use by any Loan Party in the normal conduct of such Person’s business;

(H)          Liens securing judgments that do not constitute an Event of Default under Section 7.1(I);

(I)            leases or subleases, licenses or sublicenses granted to others in the ordinary course of business not interfering in any material respect with the business of Borrower and its Subsidiaries;

(J)            Liens solely on any cash earnest money deposits made by Borrower or any of its Subsidiaries in connection with any letter of intent or purchase agreement in respect of any acquisition permitted hereunder or any Permitted Investment;

(K)          other Liens securing obligations in an aggregate principal amount outstanding at any time not to exceed $50,000; and

(L)           other Liens permitted to be incurred by any Loan Party pursuant to the terms of this Agreement or any other Loan Document.

“Permitted Investments” means:  (a) investments of Borrower outstanding on the date hereof; (b) marketable direct obligations issued or unconditionally guaranteed by the United States of America or any agency or any state thereof maturing within one (1) year from the date of acquisition thereof; (c) commercial paper maturing no more than one (1) year from the date of creation thereof and having the highest rating obtainable from either Standard & Poor’s or Moody’s Investor Services, Inc.; (d) certificates of deposit maturing no more than one (1) year from the date of investment therein; (e) investments pursuant to or arising under Hedging Agreements entered into in the ordinary course of business; (f) loans and advances to an officer or employee for salary, travel expenses, commissions and similar items in the ordinary course of business; provided that the aggregate outstanding principal amount of all loans and advances from the Borrower pursuant to this clause (f) shall not exceed $100,000 at any one outstanding; (g) loans, advances and capital contributions by Borrower to any Guarantor or by any Guarantor to Borrower or any other Guarantor, so long as each such loan, advance and capital contribution is made in the ordinary course of business; (h) loans and advances by Borrower or any Guarantor made in the ordinary course of business to a Person, less than a majority of the equity interests of which are owned by Borrower or such Guarantor, provided the aggregate outstanding principal amount of all loans and advances made pursuant to this clause (h) shall not exceed $100,000 at any one time outstanding and (i) loans, advances and capital contributions by Borrower made in the ordinary course of business to any wholly-owned Foreign Subsidiary (determined without giving effect to any nominal amount of director’s qualifying shares), provided that the aggregate outstanding principal amount of all loans, advances and capital contributions made pursuant to this clause (i) shall not exceed $150,000 at any one time outstanding.

“Person” means and includes natural persons, corporations, limited partnerships, general partnerships, limited liability companies, joint stock companies, joint ventures, associations, companies, trusts, banks, trust companies, land trusts, business trusts or other organizations, whether or not legal entities, and governments and agencies and political subdivisions thereof.

“Pledge Agreement” means each Pledge Agreement executed by each Person named therein as a Pledgor, dated as of the date hereof, each as amended, restated, supplemented or otherwise modified from time to time.

“Pledged Collateral” shall have the meaning given such term in the Pledge Agreement.

“Pledgor” shall have the meaning given such term in each Pledge Agreement.

“Post-Closing Date Potential Target Acquisition” has the meaning assigned to that term in Section 2.5(D).

“Potential Target” means any entity, the equity interests of which Borrower contemplates acquiring pursuant to a Potential Target Acquisition.

“Potential Target Acquisition” means either a Closing Date Potential Target Acquisition or a Post-Closing Date Potential Target Acquisition.

“Potential Target Acquisition Agreement” means the agreement pursuant to which the Borrower acquires all of the outstanding equity interests of a Potential Target.

“Potential Target Subordinated Debt” has the meaning assigned to that term in Section 6.1.

“Preferred Stock” means the preferred stock issued by Borrower and purchased by one or more of the ADEX Sellers and the T N S Sellers in connection with the Acquisition.

“Prepayment Fee” has the meaning assigned to that term in Section 2.4(C).

“Pro Forma” means the unaudited Consolidated balance sheet of Borrower and its Subsidiaries as of the Closing Date after giving pro forma effect to the transactions contemplated by this Agreement and the other Transaction Documents on such date.  The Pro Forma Consolidated balance sheet of Borrower and its Subsidiaries as of the Closing Date is annexed hereto as Schedule 1.1(B).

“Pro Forma Basis” means, with respect to any transaction, that such transaction shall be deemed to have occurred as of the first day of the trailing period of four (4) consecutive fiscal quarters ending with the most recent fiscal quarter preceding the date of such transaction for which the Borrower delivered quarterly financial statements to Lender pursuant to Section 5.1(B).

“Pro Forma EBITDA” means, Initial Pro Forma EBITDA multiplied by a fraction, the numerator of which is 365 minus the number of days after the closing of the applicable acquisition included in any period for which financial statements have been delivered to Agent pursuant to Section 5.1 and the denominator of which is 365.

“Projections” shall have the meaning given such term in Section 4.28.

“Quarterly Interest Payment Date” has the meaning assigned to that term in Section 2.3(B).

“Refund Date” has the meaning assigned to that term in Section 2.5(D).

“Required Lenders” shall mean Lenders holding at least sixty-six and two-thirds percent (66 2/3%) of the Term Loan; provided, however, if there are fewer than three (3) Lenders, Required Lenders shall mean all Lenders.

“Restricted Payment” means:  (a) any dividend or other distribution, direct or indirect, on account of any shares of any class of the Capital Stock of Borrower or any of its Subsidiaries now or hereafter outstanding, except a dividend payable solely with shares of the class of stock or membership interest (as applicable) on which such dividend is declared or distribution made; (b) any payment or prepayment of principal of, premium, if any, or interest on, or any redemption, conversion, exchange, retirement, defeasance, sinking fund or similar payment, purchase or other acquisition for value, direct or indirect, of any Subordinated Debt or any shares of any class of the Capital Stock of Borrower or any of its Subsidiaries now or hereafter outstanding (other than through the issuance of additional Capital Stock of Borrower or such Subsidiary, as applicable) or the issuance of a notice of an intention to do any of the foregoing; (c) any payment made to retire, or to obtain the surrender of, any outstanding warrants, options or other rights to acquire shares of any class of the Capital Stock of Borrower or any of its Subsidiaries now or hereafter outstanding (other than non cash repurchases of Capital Stock deemed to occur upon exercise of stock options if such Capital Stock represents a portion of the exercise price of such options); and (d) any payment by Borrower or any of its Subsidiaries of any management, consulting or similar fees to any Affiliate, whether pursuant to a management agreement or otherwise.

“Senior Debt Leverage Ratio” means, for any period, with respect to Borrower and its Subsidiaries on a Consolidated basis, the ratio of (a) the unpaid principal balance of the Term Loan on the last day of such period to (b) Adjusted EBITDA for such period.

“Sources and Uses of Funds” means the schedule of Sources and Uses of Funds annexed hereto as Schedule 1.1(C).

“Subordinated Debt” means any Indebtedness of Borrower or any of its Subsidiaries (including any Earn-Out Obligations, other than any Earn-Out Obligations owing to any T N S Sellers pursuant to the T N S Acquisition Agreement, as in effect on the Closing Date) with respect to which the right of the holder of such Indebtedness to receive any payments thereon is junior and subordinated to the prior right of Agent and the Lenders to receive payment in full of all Obligations, pursuant to a Subordination Agreement or intercreditor agreement between Agent and such holder.  For the avoidance of doubt, neither the Indebtedness evidenced by or payable pursuant to the ADEX Note nor the ADEX Excepted Payments shall constitute Subordinated Debt.

“Subordination Agreements” means, collectively, (a) that certain Subordination Agreement, dated as of the date hereof, between Agent and the T N S Sellers, as amended, restated, supplemented or otherwise modified from time to time, (b) that certain Subordination Agreement, dated as of the date hereof, between Agent and the ADEX Sellers, as amended, restated, supplemented or otherwise modified from time to time, and (c) any other agreement between Agent and a creditor of Borrower, pursuant to which such creditor has subordinated in favor of Agent and Lenders such creditor’s right to receive payment on the Indebtedness or other obligation owing by Borrower to it, as amended, restated, supplemented or otherwise modified from time to time.

“Subsidiary” means, if applicable, with respect to any Person, any corporation, association or other business entity of which more than fifty percent (50%) of the total voting power of shares of stock, membership interests (or equivalent ownership or controlling interest) entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by such Person (or any of its other Subsidiaries).

“Targets” means, collectively, ADEX Corporation, ADEXCOMM Corporation, ADEX Puerto Rico LLC and T N S, Inc. together with certain of their respective Subsidiaries and, in the event of a Closing Date Potential Target Acquisition, the term “Targets” shall also include the applicable Potential Target.

“Taxes” means all federal, state, municipal and other governmental taxes, levies, charges, claims and assessments, and all interest, penalties and similar liabilities relating thereto, which are or may be due by Loan Parties with respect to their business, operations, Collateral or otherwise.

“Term Decrease Date” means March 17, 2014.

“Term Loan” means the term loan made to Borrower pursuant to Section 2.1, and any amendment or restatement thereof.

“Term Note” means, collectively, the promissory notes payable by Borrower to Lenders, each in an amount equal to such Lender’s Commitment Percentage of the Term Loan, each dated as of the Closing Date, in a form acceptable to Agent, issued pursuant to Section 2.1, which evidences Borrower’s indebtedness in respect of the Term Loan, and any amendment or restatement thereof.

“T N S Acquisition Agreement” means that certain Stock Purchase Agreement, dated as of September 17, 2012, by and among Genesis Group Holdings Inc., T N S, Inc., an Illinois corporation, and Joel Raven and Michael Roeske, each an individual.

“T N S Sellers” means, collectively, Joel Raven and Michael Roeske, each an individual.

“Total Debt Leverage Ratio” means, for any period, with respect to Borrower and its Subsidiaries on a Consolidated basis, the ratio of (a) the aggregate unpaid principal balance of all Indebtedness for borrowed money on the last day of such period to (b) Adjusted EBITDA for such period.

“Transaction Documents” means the Loan Documents, the Acquisition Agreements, each Potential Target Acquisition Agreement and all other instruments, documents, guaranties and agreements executed in connection with any of the Transaction Documents or any other transaction contemplated by the Transaction Documents, all as amended, restated, supplemented or modified from time to time.

“Transaction Fee” shall have the meaning given such term in Section 2.4(A).

“UCC” means the Uniform Commercial Code as in effect on the date hereof in the State of New York, as amended from time to time, and any successor statute.

“Unscheduled Payment Date” shall have the meaning given such term in Section 2.4(C).

“Unused Term Loan Proceeds” has the meaning assigned to that term in Section 2.5(D).

“Warrant” or “Warrants” means each Warrant issued by Borrower to MMCP, for its own account, dated as of the date hereof, each as amended, restated, supplemented or otherwise modified from time to time.

1.2           Accounting Terms.  For purposes of this Agreement, all accounting terms not otherwise defined herein shall have the meanings assigned to such terms in conformity with GAAP.  Financial statements and other information furnished to Agent pursuant to Section 5.1 shall be prepared in accordance with GAAP, consistently applied.

1.3           UCC Terms.  Terms which are capitalized in Section 2.6 and not otherwise defined herein shall have the meanings assigned to such terms in the UCC.

1.4           Other Definitional Provisions.  References to “Sections”, “subsections”, “Exhibits” and “Schedules” shall be to Sections, subsections, Exhibits and Schedules, respectively, of this Agreement unless otherwise specifically provided.  Any of the terms defined in Section 1.1 may, unless the context otherwise requires, be used in the singular or the plural depending on the reference.  In this Agreement, words importing any gender include the other genders; the words “including,” “includes” and “include” shall be deemed to be followed by the words “without limitation”; except as otherwise indicated (e.g., by references to agreements “as in effect as of the date hereof” or words to that effect), references to agreements and other contractual instruments shall be deemed to include subsequent amendments, assignments, and other modifications thereto, but only to the extent such amendments, assignments and other modifications are not prohibited by the terms of this Agreement or any other Loan Document; references to Persons include their respective permitted successors and assigns or, in the case of governmental Persons, Persons succeeding to the relevant functions of such Persons; and all references to statutes and related regulations shall include any amendments of same and any successor statutes and regulations.

SECTION 2 TERM LOAN AND COLLATERAL

2.1           Term Loan.  Subject to the terms and conditions of this Agreement and in reliance upon the representations and warranties of Borrower set forth herein and in the other Loan Documents, Lenders agree to lend to Borrower, on the Closing Date, a Term Loan in the original principal amount of Thirteen Million Dollars ($13,000,000).  The entire amount of the Term Loan shall be funded on the Closing Date.  The Term Loan shall be due and payable in full on the Maturity Date without defense, set off or counterclaim of any sort.  Amounts borrowed under this Section 2.1 and repaid may not be reborrowed.  On or prior to the Closing Date, Borrower shall execute and deliver to each Lender a Term Note to evidence such Lender’s Commitment Percentage of the Term Loan.

2.2           Use of Proceeds.  The proceeds of the Term Loan shall be used exclusively to (i) pay the transactional fees and expenses relating to the events contemplated to occur under this Agreement on the Closing Date, (ii) refinance existing indebtedness of Borrower, (iii) fund a portion of the Acquisition purchase price in a manner consistent with Schedule 1.1(C), (iv) subject to the terms and conditions set forth herein, fund the Potential Target Acquisition, or a portion thereof, and (v) support Borrower’s working capital and long-term financing needs.

2.3           Interest.

(A)          Rate of Interest.  The unpaid principal balance of the Term Loan shall bear interest at the rate of twelve percent (12%) per annum, to be calculated in accordance with Section 2.3(B).  Commencing upon the occurrence and during the continuance of an Event of Default, the unpaid principal balance of the Term Loan shall bear interest at the rate of fourteen percent (14%) per annum (the “Default Rate”).

(B)           Computation and Payment of Interest.  Interest on the Term Loan and all other Obligations shall be computed on the daily principal balance on the basis of a 360 day year for the actual number of days elapsed in the period during which it accrues.  In computing interest on the Term Loan, the date of funding of the Term Loan shall be included and the date of any payment of principal of the Term Loan shall be excluded.  Interest on the Term Loan and all other Obligations shall be payable to Agent for the benefit of Lenders quarterly in arrears on the last day of each quarter (each, a “Quarterly Interest Payment Date”) by automatic wire transfer to Agent’s bank account, and on the date of any prepayment of the Term Loan, and at maturity, whether by acceleration or otherwise.

(C)           Interest Laws.  Notwithstanding any provision to the contrary contained in this Agreement or any other Loan Document, Borrower shall not be required to pay, and Agent shall not be permitted to collect, any amount of interest in excess of the maximum amount of interest permitted by applicable law (“Excess Interest”).  If any Excess Interest is provided for or determined by a court of competent jurisdiction to have been provided for in this Agreement or in any other Loan Document, then in such event: (1) the provisions of this Section shall govern and control; (2) neither Borrower nor any other Loan Party shall be obligated to pay any Excess Interest; (3) any Excess Interest that Agent may have received hereunder shall be, at Agent’s option, (a) applied as a credit against the outstanding principal balance of the Obligations or accrued and unpaid interest (not to exceed the maximum amount permitted by law), (b) refunded to the payer thereof, or (c) any combination of the foregoing; (4) the interest rate(s) provided for herein shall be automatically reduced to the maximum lawful rate allowed from time to time under applicable law (the “Maximum Rate”), and this Agreement and the other Loan Documents shall be deemed to have been and shall be, reformed and modified to reflect such reduction; and (5) neither Borrower nor any Loan Party shall have any action against Agent or any Lender for any damages arising out of the payment or collection of any Excess Interest.  Notwithstanding the foregoing, if for any period of time interest on any Obligations is calculated at the Maximum Rate rather than the applicable rate under this Agreement, and thereafter such applicable rate becomes less than the Maximum Rate, the rate of interest payable on such Obligations shall remain at the Maximum Rate until Agent shall have received the amount of interest which Agent would have received during such period on such Obligations had the rate of interest not been limited to the Maximum Rate during such period.

2.4           Fees.

(A)          Transaction Fee.  On the Closing Date, Borrower shall be obligated to pay to Agent for its own account, in cash, a non-refundable fee (a “Transaction Fee”) in the amount of Three Hundred Ninety Thousand Dollars ($390,000), less the sum of Sixty-Five Thousand Dollars ($65,000) previously paid to Agent, as provided in the Commitment Letter.  In addition, on the Closing Date, Borrower shall be obligated to pay or reimburse Agent in cash for all reasonable costs and expenses incurred by Agent in connection with any matters contemplated by this Agreement which are due and payable as of the Closing Date, less the remaining portion, if any, of the sum of Ten Thousand Dollars ($10,000) previously paid to Agent, as provided in the Commitment Letter.  All amounts payable pursuant to this Section 2.4(A), including without limitation, the Transaction Fee, shall be paid by netting the amount thereof against the proceeds of the Term Loan.

(B)           [Reserved].

(C)           Prepayment Fee.  Borrower shall pay to Agent, for the ratable benefit of the Lenders, in addition to any other amounts payable under this Agreement, a prepayment fee (the “Prepayment Fee”) on each date (each an “Unscheduled Payment Date”) on which any unscheduled prepayment of principal on the Term Loan is made (whether such unscheduled prepayment is of all or any portion of the outstanding principal balance of the Term Loan and whether such unscheduled prepayment is optional or mandatory or results from acceleration or enforcement of any rights granted hereunder), provided that no such Prepayment Fee shall be charged in the event that such prepayment is mandatorily made based on Excess Cash Flow or pursuant to Section 2.5(D) hereof.  The Prepayment Fee shall be determined in accordance with the following schedule and is based on the principal amount of the Term Loan so prepaid on the applicable Unscheduled Payment Date (the “Prepayment Amount”):

If the Unscheduled Payment Date occurs:	Then the amount of the Prepayment Fee shall equal:
(i) After March 17, 2013, but on or before September 17, 2013	5% of the Prepayment Amount
(ii) After September 17, 2013, but on or before September 17, 2014	3% of the Prepayment Amount
(iii) After September 17, 2014 but on or before September 17, 2015	2% of the Prepayment Amount
(iv) After September 17, 2015, but on or before September 17, 2016	1% of the Prepayment Amount
(v) After September 17, 2016	0% of the Prepayment Amount

(D)           Other Fees and Expenses.  Borrower shall pay to Agent, for its own account, all reasonable and customary charges for returned items and all other out-of-pocket bank charges incurred by Agent, as well as reasonable and customary out-of-pocket wire transfer charges incurred by Agent for each wire transfer made under this Agreement.

2.5           Payments and Prepayments.

(A)          Manner and Time of Payment.  All payments made by Borrower with respect to the Obligations shall be made by wire transfer in United States Dollars to Agent’s account, without deduction, defense, set off or counterclaim.  All payments by Borrower on account of the Term Loan shall be applied in the following manner: (i) first to the payment of any fees and charges due under the Loan Documents, (ii) second to the payment of expenses, costs and indemnities due under the Loan Documents, (iii) third to the payment of interest, to the extent payable in cash, due and owing under the Loan Documents, (iv) fourth to the payment of principal due and owing under the Loan Documents, (v) fifth to the payment of principal not yet due under the Loan Documents in inverse chronological order of the schedule of Installment Payments set forth in Section 2.5(C), and (vi) sixth to any other Indebtedness of Borrower or any other Loan Party owing to Agent and Lenders.

(B)           Payments on Business Days.  Whenever any payment to be made hereunder shall be stated to be due on a day that is not a Business Day, the payment may be made on the next succeeding Business Day and such extension of time shall be included in the computation of the amount of interest or fees due hereunder.

(C)           Scheduled Payments.  The principal amount of the Term Loan shall be repaid in consecutive quarterly installments (each, an “Installment Payment”) on the last day of each quarter, commencing December 31, 2012, by automatic wire transfer to Agent’s bank account.  The amount of each Installment Payment shall be determined in accordance with the schedule hereunder set forth:

Installment Date:	Amount of Installment Payment:
December 31, 2012	$162,500
March 31, 2013	$162,500
June 30, 2013	$162,500
September 30, 2013	$162,500
December 31, 2013	$325,000
March 31, 2014	$325,000
June 30, 2014	$325,000
September 30, 2014	$325,000
December 31, 2014	$487,500
March 31, 2015	$487,500
June 30, 2015	$487,500
September 30, 2015	$487,500
December 31, 2015	$650,000
March 31, 2016	$650,000
June 30, 2016	$650,000
September 30, 2016	$650,000
December 31, 2016	$1,625,000
March 31, 2017	$1,625,000
June 30, 2017	$1,625,000
September 17, 2017	100% of the then unpaid principal balance of the Term Loan

provided that if the Maturity Date is determined to be June 17, 2015 in accordance with the definition thereof,  then the schedule set forth above shall apply only until June 17, 2015, on which date the entire outstanding amount of the Term Loan shall be due and payable in full.

(D)           Unused Proceeds Prepayment.  If no Potential Target Acquisition shall have been consummated on or before the date (the “Refund Date”) that is ninety (90) days after the Closing Date, then on the Refund Date, Borrower shall remit to Agent, by wire transfer of immediate funds, unconditionally and without offset of any kind, Seven Hundred Fifty Thousand Dollars ($750,000) of the proceeds of the Term Loan (the “Unused Term Loan Proceeds”).  In the event that a Potential Target Acquisition shall have been consummated on the Closing Date (a “Closing Date Potential Target Acquisition”), then, subject to the terms of the last sentence of this paragraph, Borrower may retain and use the Unused Term Loan Proceeds to consummate the Potential Target Acquisition.  In the event that a Potential Target Acquisition shall have been consummated after the Closing Date but prior to the Refund Date (a “Post-Closing Date Potential Target Acquisition”) then, subject to the terms of the last sentence of this paragraph, Borrower may retain and use the Unused Term Loan Proceeds to consummate such Potential Target Acquisition, provided that the conditions set forth in Section 3.2 shall have been satisfied.  If such conditions shall not have been satisfied, then upon Agent’s demand, Borrower shall remit the Unused Term Loan Proceeds to Agent, by wire transfer of immediate funds, unconditionally and without offset of any kind.  Notwithstanding the foregoing, with respect to both a Closing Date Potential Target Acquisition and a Post-Closing Date Potential Target Acquisition, if the cash portion of the purchase price of the applicable equity interests acquired by Borrower is less than $750,000, then promptly following the closing of such acquisition, Borrower shall remit to Agent, by wire transfer of funds, unconditionally and without offset of any kind, the difference between $750,000 and such cash portion, unless the applicable Potential Target and its Consolidated Subsidiaries shall have EBITDA for the trailing period of twelve (12) consecutive months ending closest to the date of such acquisition for which internally prepared monthly financial statements of (and prepared by) the Potential Target shall be available and shall have been delivered to Agent, of not less than $550,000, in which case Borrower may retain such difference for its own corporate and working capital purposes.

(E)           Voluntary Prepayment.  Borrower shall have the right to prepay, at any time and from time to time after March 17, 2013, without penalty or premium (other than the Prepayment Fee) all or any portion of the outstanding Term Loan, provided that each such prepayment shall be in an amount equal to or greater than One Hundred Thousand Dollars ($100,000), and shall be accompanied by payment of accrued interest to date of payment on the amount prepaid, together with the amount of the applicable Prepayment Fee.

(F)           Mandatory Prepayment.  In the event Borrower (i) procures financing from any source, whether in the form of Indebtedness (excluding all Indebtedness permitted to be incurred under the Loan Documents) or equity, other than Capital Stock issued in connection with the Offering, (ii) makes an Asset Disposition, (iii) undergoes a Change of Control, or (iv) receives proceeds from any liability or casualty insurance policies in respect of any loss, then an amount equal to the entire net cash proceeds thereof, or the portion thereof equal to the outstanding balance of the Term Loan plus accrued and unpaid interest and the Prepayment Fee, and all other amounts then due and owing hereunder, shall be paid by Borrower to Agent, promptly following the occurrence of the applicable event, to repay or reduce the Term Loan; provided that so long as no Event of Default shall have occurred and be continuing, (1) Borrower shall deliver to Agent, no later than ten (10) days after the date such Asset disposition or insurance loss shall have occurred, an officer’s certificate setting forth (x) the amount of that portion of such net cash proceeds from any Asset Disposition or from any such insurance loss that Borrower intends to reinvest in productive assets of the general type used in the business of Borrower and its Subsidiaries and (y) the proposed use of such portion of the net cash proceeds and such other information with respect to such reinvestment as Agent may reasonably request, and (2) Borrower shall apply such portion to such reinvestment purposes, no later than ninety (90) days after delivery to Agent of such officer’s certificate.  If such net cash proceeds have not been applied to the Obligations or timely reinvested as provided above, then Borrower shall promptly make an additional prepayment of the Term Loan in the full amount of such net cash proceeds.  In the event that Borrower and its Subsidiaries have Excess Cash Flow for any Fiscal Year, commencing with the Fiscal Year ending on or about December 31, 2013, Borrower shall prepay the outstanding balance of the Term Loan, plus accrued and unpaid interest, and all other amounts then due and owing hereunder in an aggregate amount equal to the applicable percentage of such Excess Cash Flow for such Fiscal Year, determined in accordance with the following grid:

If Maximum Total Debt Leverage Ratio as of the end of, and for, the applicable Fiscal Year is:	Then the applicable percentage of Excess Cash Flow for such Fiscal Year shall be:
Equal to or less than 1.00 to 1.00	0%
Equal to or greater than 1.00 to 1.00, but less than 1.50 to 1.00	25%
Equal to or greater than 1.50 to 1.00	50%

Each such prepayment based on Excess Cash Flow shall be due and payable by Borrower within three (3) Business Days after Agent’s receipt of the annual financial statements required to be delivered to Agent pursuant to Section 5.1(C) for the Fiscal Year then ended, but in no event later than ninety-three (93) days after the end of such Fiscal Year.

2.6           Grant of Security Interest.  To secure the full and prompt payment and performance of the Obligations as and when due (whether at the stated maturity, by acceleration or otherwise), including all renewals, extensions, restructurings and refinancings of any or all of the Obligations, Borrower hereby grants to Agent for the benefit of Lenders a continuing perfected Lien of first priority ranking (subject only to the Permitted Encumbrances) in and to all right, title and interest of Borrower in any and all assets and all property of Borrower, all whether now owned or hereafter created, arising or acquired and wherever located, including all of the following (the “Collateral”):

(i)
all Accounts, Chattel Paper, Commercial Tort Claims, Deposit Accounts, Documents of Title (including all warehouse receipts and bills of lading), Equipment, General Intangibles, Goods, Instruments, Inventory, including all stock-in-trade, raw materials, work in process, items held for sale or lease or furnished or to be furnished under contracts of sale or lease, goods that are returned, reclaimed or repossessed, and materials used or consumed in Borrower’s business, Investment Property and Financial Assets (including all Commodity Accounts, Commodity Contracts, Securities (including all Certificated Securities and Uncertificated Securities), Security Entitlements and Securities Accounts) and Letter of Credit Rights,

(ii)
all parts, substitutions or replacements to or of or accessories to any tangible assets and property included in the foregoing, and all software and computer programs embedded in the foregoing, and all accessions to the foregoing,

(iii)
all Supporting Obligations for any of the foregoing and all rights of Borrower in any property belonging to any third party in which a Lien of any kind or nature has been granted to Borrower to secure the payment or performance of any third party under or with respect to any of the foregoing,

(iv)
all records, books, ledger cards, files, correspondence, customer lists, blueprints, technical specifications, manuals, computer software, computer printouts, tapes, disks and other electronic storage media and related data processing software and similar items that at any time evidence or contain information relating to any of the foregoing or are otherwise necessary or helpful in the collection thereof or realization thereupon and all other business books and records of Borrower, and

(v)	all cash and non-cash proceeds (including, without limitation, insurance proceeds), products, rents and profits of all of the foregoing.

2.7           Preservation of Collateral and Perfection of Security Interests Therein.  Borrower shall, at Agent’s reasonable request, at any time and from time to time, execute and deliver to Agent within ten (10) days of such request, such financing statements, documents and other agreements and instruments (and pay the cost of filing or recording the same in all public offices deemed reasonably necessary or desirable by Agent) and do such other acts and things as Agent may deem necessary or desirable in order to establish and maintain a valid, attached and perfected security interest in the Collateral in favor of Agent for the benefit of Lenders (free and clear of all other liens, claims and rights of third parties whatsoever, whether voluntarily or involuntarily created, except Permitted Encumbrances) to secure payment of the Obligations, and in order to facilitate the collection of the Collateral.  Borrower irrevocably hereby makes, constitutes and appoints Agent (and all Persons designated by Agent for that purpose) as Borrower’s true and lawful attorney and agent-in-fact to execute such financing statements, documents and other agreements and instruments and do such other acts and things as may be necessary to preserve and perfect Agent’s security interest in the Collateral.  Borrower further agrees that a carbon, photographic, photostatic or other reproduction of this Agreement or of a financing statement shall be sufficient as a financing statement.  Borrower hereby authorizes Agent to prepare and file such financing statements or amendments thereof (including financing statements and amendments thereof describing the Collateral as “all assets” or “all personal property” or words to that effect) as Agent may from time to time deem necessary or appropriate in order to perfect and maintain the security interests granted hereunder in accordance with the UCC or the Uniform Commercial Code of any applicable jurisdiction, all without Borrower’s signature.  Borrower acknowledges and agrees that the Collateral is intended to encompass all assets and property of Borrower and if at any time Borrower acquires any interest in any assets or property a security interest in which cannot be perfected by the filing of a financing statement in the appropriate jurisdiction or any assets or property a security interest in which can be perfected by the filing of a financing statement in the appropriate jurisdiction but that are not covered by the security interest grant set forth above, such as commercial tort claims, then Borrower will promptly notify Agent of the same and, if requested by Agent, cause such assets or property to become part of the Collateral and take such reasonable steps as Agent may require in accordance with the first sentence of this Section 2.7.

2.8           Possession of Collateral and Related Matters.  Until an Event of Default has occurred and is continuing, Borrower shall have the right, except as otherwise provided in this Agreement, in the ordinary course of Borrower’s business, to (a) sell or lease any of Borrower’s Inventory normally held by Borrower for any such purpose, (b) use and consume any raw materials, work in process or other materials normally held by Borrower for such purpose, or (c) dispose of any obsolete or excess equipment in the ordinary course of business, provided, however, that a sale in the ordinary course of business shall not include any transfer or sale in satisfaction, partial or complete, of a debt owed by Borrower and, provided, further that, any sale, lease or disposition shall require Agent’s consent if a Default or Event of Default exists.

2.9           Limited License.  Borrower hereby irrevocably grants to Agent for the benefit of Lenders a royalty-free, non-exclusive license to use at any time during the continuance of an Event of Default Borrower’s trademarks, copyrights, patents and other proprietary and intellectual property rights, in connection with the (a) advertisement for sale, and the sale or other disposition of, any finished goods Inventory by Agent in accordance with the provisions of this Agreement, and (b) the manufacture, assembly, completion and preparation for sale of any unfinished Inventory by Agent in accordance with the provisions of this Agreement.

2.10         Release of Security Interests.

(A)           Upon Borrower’s receipt from a customer or obligor on account of any ADEX Pre-Closing Receivables of any payment on account of an Account with respect to which such customer or obligor is obligated to make payments (regardless of whether such Account is an ADEX Pre-Closing Receviable), Borrower may pay to the ADEX Sellers, in accordance with Section 2.3(c)(iv) of the ADEX Acquisition Agreement as in effect on the date of this Agreement, fifty percent (50%) of such payment free and clear of all liens and security interests of Agent.

(B)           Upon the payment and satisfaction in full of the Obligations (other than unasserted claims for indemnification or expense reimbursement), and the delivery by Borrower to Agent of a satisfactory release agreement, at Borrower’s expense, Agent shall release all liens and security interests granted by Borrower by execution and delivery of appropriate documentation, including, but not limited to, UCC termination statements, (i) within seven (7) Business Days of such payment or (ii) concurrent with such payment if Borrower gives three (3) Business Days advance notice of such payment.

SECTION 3 CONDITIONS TO MAKING OF TERM LOAN

3.1           Conditions to Making of Term Loan.  The obligation of Lenders to advance the Term Loan on the Closing Date is subject to satisfaction or waiver (in each case, as determined by Agent) of all of the conditions set forth below:

(A)          Closing Deliveries.  Agent shall have received, in form and substance satisfactory to Agent, all documents, instruments and information identified on Schedule 3.1(A) and all other agreements, notes, certificates, orders, authorizations, financing statements, mortgages and other documents which Agent may request.

(B)           Security Interests.  Agent shall have received satisfactory evidence that all security interests and Liens granted to Agent for the benefit of Lenders pursuant to this Agreement or the other Loan Documents have been duly perfected and constitute valid Liens on the Collateral, with priority over all other Liens subject only to Permitted Encumbrances.  Without limiting the generality of the foregoing: (x) Pledgor(s) shall have pledged and collaterally assigned to Agent for the benefit of Lenders the Pledged Collateral pursuant to a Pledge Agreement (in form and substance satisfactory to Agent); and (y) each Guarantor shall have executed and delivered all Guarantor Security Documents required by Agent and its counsel (each such document to be in form and substance satisfactory to Agent) in order to create and grant Liens in favor of Agent for the benefit of Lenders on substantially all of such Guarantor’s property and all appropriate public filings or registrations of or related to such Guarantor Security Documents and/or the Liens created and granted thereunder have been made.

(C)           Representations and Warranties.  The representations and warranties contained herein and in the other Transaction Documents shall be true, correct and complete on and as of the Closing Date, to the same extent as though made on and as of that date.

(D)           Fees.  Borrower shall have paid the fees and other amounts payable on the Closing Date referred to in Section 2.4(A).

(E)           No Default.  No event shall have occurred and be continuing or would result from the consummation of the requested borrowing that would constitute an Event of Default or a Default.

(F)           Performance of Agreements.  Each Loan Party shall have performed all agreements and satisfied all conditions which any Transaction Document provides shall be performed by it on or before the Closing Date, unless the performance of any such condition shall have been waived in writing by Agent (subject to the provisions set forth in Section 3.1(K)).

(G)           No Prohibition.  No order, judgment or decree of any court, arbitrator or governmental authority shall purport to enjoin or restrain Lenders from advancing the Term Loan.

(H)           No Litigation.  Except as set forth on Schedule 3.1(H), there shall not be pending or, to the knowledge of any Loan Party, threatened, any action, charge, claim, demand, suit, proceeding, petition, governmental investigation or arbitration by, against or affecting any Loan Party or any property of any Loan Party that has not been disclosed by Borrower in writing, and there shall have occurred no development in any such action, charge, claim, demand, suit, proceeding, petition, governmental investigation or arbitration that, in the opinion of Agent, could reasonably be expected to have a Material Adverse Effect.

(I)            Historic Financial Statements; Other Information.  Agent shall have received a copy of the Historic Financial Statements which shall be satisfactory in all respects to Agent.  The audited Consolidated financial statements of Borrower and its Consolidated Subsidiaries for the Fiscal Year ended December 31, 2011 shall be consistent in all material respects with the draft audited financial statements for such period provided to Agent prior to execution of the Commitment Letter.  In addition, to the extent Borrower has received any audits, appraisal and asset valuation reports, and/or quality of earnings reports with respect to the Targets, Agent shall have received and reviewed to its satisfaction such audits and reports.

(J)           Minimum Liquidity and Adjusted EBITDA.  Agent shall have received a certificate (which shall include a calculation, in reasonable detail, of Adjusted EBITDA for the period described in clause (ii) hereof), dated as of the Closing Date and signed by the chief financial officer of the Borrower, certifying that, as of the Closing Date and after giving effect to the Acquisition and the transactions contemplated by the Transaction Documents (i) Liquidity equals at least $1,000,000 and (ii) Adjusted EBITDA for the period of twelve consecutive months ending no later than thirty (30) days prior to the Closing Date is not less than $4,450,000.

(K)           Acquisition Documentation; Capitalization.  The Acquisition shall have been consummated (i) pursuant to the Acquisition Agreements, a substantially final draft of each of which, and a substantially final draft of each material document, instrument and agreement to be executed or delivered in connection therewith, shall have been reviewed to the reasonable satisfaction of Agent and (ii) on or before the Closing Date, without amendment to, or waiver of, any terms or conditions of the Acquisition Agreements, other than any amendment or waiver which is not materially adverse to the interests of Agent or the Lenders or as to which Agent has consented in writing (such consent not to be unreasonably withheld or delayed) and Agent shall be reasonably satisfied with the ownership, management and capital structure of Borrower after giving effect to the Acquisition.  Borrower shall have collaterally assigned to Agent, as security for all Obligations, all of its rights under the Acquisition Agreements.  In connection with the foregoing, Agent shall have received evidence satisfactory to it that Borrower shall have received net cash proceeds pursuant to capital contributions in the form of equity in an aggregate amount of not less than $2,000,000.

(L)           Information Memorandum.  In connection with its review of the Loan Parties and the Acquisition, Agent shall have received an Information Memorandum from the Borrower that includes information regarding history, operations, industry, management, and transaction risks which shall be satisfactory in all respects to Agent.

(M)         Compliance with Laws.  Agent shall be reasonably satisfied that there is not any provision of applicable law which would reasonably be expected to prevent the consummation of the Acquisition, and that each Loan Party is in compliance in all material respects with all pertinent federal, state, local or territorial regulations, including those with respect to the Federal Occupational Safety and Health Act, the Environmental Protection Act, ERISA and the Trading with the Enemy Act.

(N)           Legal Opinion.  Agent shall have received the executed legal opinions of (i) O’Melveny & Myers LLP and (ii) Lawrence M. Sands, Esq., in form and substance reasonably satisfactory to Agent which shall cover such matters incident to the transactions contemplated by this Agreement, the Term Note, the Acquisition Agreements, the other Transaction Documents and related agreements as Agent may reasonably require and each Loan Party hereby authorizes and directs such counsel to deliver such opinions to Agent and Lenders.

(O)           Consents.  All Consents necessary to permit the effectuation of the transactions contemplated by this Agreement and the other Transaction Documents shall have been obtained; and, Agent shall have received such Consents and waivers of such third parties as might assert claims with respect to the Collateral, as Agent and its counsel shall reasonably deem necessary.

(P)           No Adverse Material Change.  (i) since December 31, 2011, there shall not have occurred any event, condition or state of facts which could reasonably be expected to have a Material Adverse Effect and (ii) no representations made or information supplied (including any matter relating to financial models and underlying assumptions relating to the Projections) to Agent shall have been proven to be inaccurate or misleading in any material respect.

(Q)           Licenses and Permits.  Agent shall have received and reviewed to its satisfaction a copy of all licenses and permits material to the operation of the Loan Parties’ businesses.

(R)           Contract Review.  Agent shall have reviewed all contracts material to the operation of the Loan Parties’ businesses including leases, union contracts, labor contracts, vendor supply contracts, license agreements and distributorship agreements and such contracts and agreements shall be satisfactory in all respects to Agent.

(S)           Other.  All corporate and other proceedings, and all documents, instruments and other legal matters in connection with the transactions contemplated by this Agreement and the other Transaction Documents shall be reasonably satisfactory in form and substance to Agent and its counsel.

3.2           Conditions to Funding Potential Target Acquisition.  Borrower may retain and use the Unused Term Loan Proceeds to consummate a Potential Target Acquisition in accordance with Section 2.5(D), subject to satisfaction or waiver (in each case, as determined by Agent) of all of the conditions set forth below:

(A)          No Adverse Material Change.  (a) Since December 31, 2011, there has not been any material adverse change in or affecting the business, property, results of operations, or condition (financial or otherwise) of the Potential Target and any of such Potential Target’s Subsidiaries, taken as a whole and (b) no information or other matter (including any matter relating to financial models and underlying assumptions relating to any projections delivered to Agent) affecting the Potential Target or the Potential Target Acquisition or the other transactions contemplated in connection therewith is inconsistent in a material and adverse manner with any such information or other matter previously disclosed to Agent.

(B)           Acquisition Documentation; Capitalization.  The Potential Target Acquisition shall have been consummated (i) pursuant to the Potential Target Acquisition Agreement, a substantially final draft of which, and a substantially final draft of each material document, instrument and agreement to be executed or delivered in connection therewith, shall have been reviewed to the reasonable satisfaction of Agent and (ii) on or before the Refund Date, without amendment to, or waiver of, any terms or conditions of the Potential Target Acquisition Agreement, other than any amendment or waiver which is not materially adverse to the interests of Agent or the Lenders or as to which Agent has consented in writing (such consent not to be unreasonably withheld or delayed) and Agent shall be reasonably satisfied with the ownership, management and capital structure of Borrower after giving effect to the Potential Target Acquisition.  Borrower shall have collaterally assigned to Agent, as security for all Obligations, all of its rights under the Potential Target Acquisition Agreement.

(C)           Financial Statements; Other Information.  Agent shall have received a copy of the internally prepared consolidated financial statements of (and prepared by) the Potential Target and its Consolidated Subsidiaries (i) for each of its three preceding fiscal years and (ii) as of the last day of the fiscal month ending closest to the date of consummation of the Potential Target Acquisition for which such financial statements for such month shall be available, and for the year-to-date period then ended.

(D)           Representations and Warranties.  The representations and warranties contained herein and in the other Transaction Documents shall be true, correct and complete in all material respects on and as of the date the Potential Target Acquisition is consummated, to the same extent as though made on and as of that date; provided that if any representation or warranty expressly relates to an earlier date, such representation or warranty shall be true and correct in all material respect on and as of such earlier date.

(E)            Compliance with Laws.  Agent shall be reasonably satisfied that there is not any provision of applicable law which would reasonably be expected to prevent the consummation of the Potential Target Acquisition, and that each Loan Party and Potential Target is in compliance in all material respects with all pertinent federal, state, local or territorial regulations, including those with respect to the Federal Occupational Safety and Health Act, any applicable Environmental Laws, ERISA and the Trading with the Enemy Act.

(F)           Consents.  Agent shall be reasonably satisfied that all approvals and consents necessary to permit the effectuation of the transactions contemplated by the Potential Target Acquisition Agreement have been obtained.

(G)           No Default.  No event shall have occurred and be continuing or would result from the consummation of the Potential Target Acquisition that would constitute an Event of Default or a Default.

(H)           Other.  All corporate and other proceedings, and all documents, instruments and other legal matters in connection with the transactions contemplated by the Transaction Documents shall be reasonably satisfactory in form and substance to Agent and its counsel.

SECTION 4 REPRESENTATIONS AND WARRANTIES OF LOAN PARTIES.

To induce Agent and Lenders to enter into this Agreement, and for Lenders to fund the Term Loan, each Loan Party represents and warrants to Agent and Lenders that the statements set forth in this Section 4 are true, correct and complete in all respects, unless any such statement, by its terms, is qualified by materiality, in which case such statement shall be true, correct and complete to the extent so qualified.  Such representations and warranties, and all other representations and warranties made by any Loan Party herein or in the other Loan Documents shall survive the execution and delivery of this Agreement and the closing contemplated hereby.

4.1           Organization, Powers, Capitalization.

(A)           Organization and Powers.  Loan Parties are entities duly organized, validly existing and in good standing under the laws of the jurisdiction of their incorporation or formation and qualified to do business in all states where such qualification is required except where failure to be so qualified could not be reasonably expected to have a Material Adverse Effect.  Loan Parties have all requisite power and authority to own and operate their properties, to carry on their business as now conducted and proposed to be conducted and to enter into each Transaction Document to which each is a party, in each case, in all material respects.

(B)           Capitalization.  The Capital Stock of each Guarantor is as set forth on Schedule 4.1(B).  All Capital Stock of each Loan Party is duly authorized and validly issued, fully paid, and non-assessable, and such shares of Capital Stock were issued in compliance with all applicable federal, state and local laws concerning the issuance of securities.  All Capital Stock of each Guarantor is free and clear of all Liens other than Liens in favor of the Agent to secure the Obligations.  No Capital Stock of any Loan Party other than as described above is issued and outstanding.  There are no preemptive or other outstanding rights, options, warrants, conversion rights or similar agreements or understandings for the purchase or acquisition from any Loan Party of any equity interests or securities except in connection with the Acquisition, the Potential Target Acquisition and the Offering or as set forth on Schedule 4.1(B).

4.2           Authorization; No Conflict.  Borrower has the power and authority to incur the Obligations, and Borrower and each Loan Party has the power and authority to grant security interests in the Collateral in which it has rights or any interest.  The execution, delivery and performance of the Transaction Documents have been duly authorized by all necessary company and shareholder action of each Loan Party which is a party thereto.  The execution, delivery and performance of the Transaction Documents and the consummation of the transactions contemplated by this Agreement and the other Transaction Documents, do not contravene any applicable law or the organizational documents of any Loan Party or any material agreement or order by which they or any of their property is bound.  This Agreement and the other Transaction Documents, including the Term Note, when executed and delivered, are the legally valid and binding obligations of each Loan Party which is a party thereto, enforceable against such Loan Party in accordance with their respective terms except as the enforceability thereof may be limited by applicable bankruptcy, insolvency, moratorium or other similar laws affecting the enforcement of creditors rights generally and subject to any equitable principles limiting the right to obtain specific performance of any such obligation.

4.3           Financial Condition.

(A)          All financial statements concerning Loan Parties which have been or will hereafter be furnished by any Loan Party to Agent pursuant to this Agreement or any other Loan Document (subject to the provisions regarding projections set forth in Section 4.28) (i) have been, or will be, prepared in accordance with GAAP consistently applied throughout the periods involved; (ii) do, or will present fairly, the financial condition of Loan Parties as at the dates thereof and the results of their operations for the periods then ended; and (iii) do, or will accurately reflect the financial condition of Loan Parties in all material respects.  As of the Closing Date, after giving effect to all of the transactions contemplated to occur on the Closing Date pursuant to the Transaction Documents, all Subsidiaries of Borrower shall be Consolidated Subsidiaries as determined in accordance with GAAP.

(B)           Since December 31, 2011 there has been no event or development which has had, or is reasonably likely to have, a Material Adverse Effect.

(C)           The Pro Forma was prepared by Borrower based on the audited consolidated balance sheet of Borrower and its Subsidiaries, dated December 31, 2011.

4.4           Indebtedness and Liabilities.  Except as set forth on Schedule 4.4, as of the Closing Date, no Loan Party has any (a) Indebtedness except as reflected on the Pro Forma and the most recent financial statements delivered to Agent; or (b) Liabilities other than as reflected on the Pro Forma, the most recent financial statements or other written information delivered to Agent on or before the Closing Date.

4.5           Account Warranties.  Each Account arising from the sale of Inventory or from services rendered (a)  is a valid, bona fide account, representing an undisputed indebtedness incurred by the named account debtor for goods actually sold and delivered or for services completely rendered, substantially in accordance with any purchase order, contract or other document relating thereto; (b) to Borrower’s knowledge, is not subject to any defenses, setoffs, offsets or counterclaims, genuine or otherwise; (c)  does not represent a sale to an Affiliate (except in accordance with Section 6.6) or a consignment, sale or return, or a bill and hold transaction; (d) is not subject to any agreement permitting any deduction or discount; (e) is lawfully owned by Borrower or a Subsidiary of Borrower and is freely assignable by such Person to Agent; and (f) is free of all Liens other than Permitted Encumbrances and is due and payable in accordance with its terms. There is no Account which, when considered as a whole with all other Accounts on which the same account debtor is obligated, is subject to any pending or, to the knowledge of Loan Parties, threatened proceedings or actions by or against such account debtor that could reasonably be expected to have a material adverse effect on the value or collect ability of all such Accounts, taken as a whole, to the extent the aggregate face amount of all such Accounts equals or exceeds $100,000.

4.6           Names.  Schedule 4.6 sets forth all names, trade names, fictitious names and business names under which each Loan Party currently conduct business or have at any time during the past five (5) years conducted business.

4.7           Locations; FEIN.  Schedule 4.7 sets forth the jurisdiction of organization of each Loan Party, location of each Loan Party’s chief executive office, principal place of business, the location of each Loan Party’s books and records, the location of all other offices of such Loan Party and all Collateral locations, and such locations are the sole locations of the Loan Parties for their businesses and the Collateral.  Each Loan Party’s federal employer identification number and entity identification number in its state of incorporation or formation (as applicable) is set forth on Schedule 4.7.

4.8           Title to Properties; Liens.  Each Loan Party has good, sufficient and legal title to all of its respective properties and assets, other than any property which, either on a stand alone basis or collectively with all other such property, has a de minimus value.  Except for Permitted Encumbrances, all such properties and assets are free and clear of Liens.  None of the Loan Parties has breached any leases of real property under which such Loan Party is lessee or lessor or has knowledge of any breach thereof by any other party thereto, in each case, which breach could reasonably be expected to have a Material Adverse Effect.  All Liens of Agent for the benefit of Lenders in the Collateral are duly perfected first priority Liens subject only to the Permitted Encumbrances.

4.9           Litigation; Adverse Facts.  Except as set forth on Schedule 4.9, there are no judgments outstanding against any Loan Party or affecting any property of any Loan Party nor is there any action, charge, claim, demand, suit, proceeding, petition, governmental investigation or arbitration now pending or, to the knowledge of Loan Parties, threatened against or affecting any Loan Party or any property of any Loan Party which could reasonably be expected to have a Material Adverse Effect.  None of the Loan Parties has received any opinion or memorandum or legal advice from legal counsel to the effect that it is exposed to any liability which could reasonably be expected to have a Material Adverse Effect.

4.10         Payment of Taxes.  Except as set forth on Schedule 4.10, all material tax returns and reports of each Loan Party required to be filed by it have been timely filed, and all Taxes upon such Loan Party and upon its properties, assets, income and franchises which are shown on such returns as due and payable, have been paid when due and payable.  As of the Closing Date, none of the income tax returns of any Loan Party is under audit.  No tax liens have been filed or are being asserted with respect to any such taxes.  The charges, accruals and reserves on the books of each Loan Party in respect of any taxes or other governmental charges are in accordance with GAAP.

4.11         Performance of Agreements.  No Loan Party is in default in the performance, observance or fulfillment of any of the obligations, covenants or conditions contained in any contractual obligation of such Loan Party, including those contained in any Transaction Document to which such Loan Party is a party, and no condition exists that, with the giving of notice or the lapse of time or both, would constitute such a default, which in any case could reasonably be expected to have a Material Adverse Effect.

4.12         Employee Benefit Plans.  Each Loan Party is in compliance in all material respects with all applicable provisions of ERISA, the IRC and all other applicable laws and the regulations and interpretations thereof with respect to all Employee Benefit Plans.  No liability which could reasonably be expected to have a Material Adverse Effect has been incurred and remains unsatisfied for any funding obligation, taxes or penalties with respect to any Employee Benefit Plan.  All Foreign Subsidiaries are in compliance in all material respects with all applicable provisions of all laws, and all regulations and interpretations thereof, of all applicable foreign government(s) (whether of any foreign national government or any agency or instrumentality of or province, county, district, department, subdivision or local unit of any such foreign national government) regarding employee pension plans or employee benefit and welfare plans with respect to each employee pension plan or employee benefit and/or welfare plans maintained by such Foreign Subsidiary, and no liability which could reasonably be expected to have a Material Adverse Effect has been incurred and remains unsatisfied for any funding obligation, taxes or penalties with respect to any such employee pension plan or employee benefit and/or welfare plans maintained by such Foreign Subsidiary.

4.13         Intellectual Property.  Each Loan Party owns, is licensed to use, or otherwise has the right to use, all material Intellectual Property used in or necessary for the conduct of its businesses as currently conducted without conflict with any rights of others, and all such material Intellectual Property that is filed or registered with a governmental authority and owned by any Loan Party is identified on Schedule 4.13.  Except as disclosed on Schedule 4.13 none of Loan Parties pays or owes any royalty or any other compensation to any Person with respect to any Loan Party’s use of any Intellectual Property of a third party (excluding any generally commercially available off-the-shelf software licensed on non-negotiated terms with a cost of no more than $50,000 per title).

4.14         Broker’s Fees.  Except as set forth on Schedule 4.14, no broker’s or finder’s fee or commissions or investment banking fees will be payable by reason of any action of Loan Parties with respect to any of the transactions contemplated by the Transaction Documents.

4.15         Environmental Compliance.  Except as set forth on Schedule 4.15, each Loan Party has been, and is currently, in compliance with all applicable Environmental Laws, including obtaining and maintaining in effect all material permits, licenses or other authorizations required by applicable Environmental Laws, except to the extent the failure to so comply or to so maintain such would not reasonably be expected to have a Material Adverse Effect.  Except as set forth on Schedule 4.15, there are no claims, liabilities, investigations, litigation, administrative proceedings, judgments or orders relating to any Hazardous Materials asserted or, to the knowledge of each Loan Party, threatened against such Loan Party or relating to any real property currently or formerly owned, leased or operated by such Loan Party which could reasonably be expected to have a Material Adverse Effect, and none of the Loan Parties has any knowledge of any release  or threatened release of hazardous substances at any real property currently or formerly owned, leased or operated by any Loan Party for which any Loan Party is legally responsible to remediate under applicable laws or which could reasonably be expected to have a Material Adverse Effect.

4.16         Solvency.  After giving effect to the transactions contemplated by the Transaction Documents, and, as of, from and after the date of this Agreement, the Loan Parties taken as a whole (a) own and will own assets the fair saleable value of which are (i) greater than the total amount of their liabilities (including contingent liabilities) and (ii) greater than the amount that will be required to pay the probable liabilities of the Loan Parties taken as a whole as they mature; (b) have capital that is not unreasonably small in relation to their businesses as presently conducted or any contemplated or undertaken transaction; and (c) do not intend to incur and do not believe that they will incur debts beyond their ability to pay as they become due.

4.17         Disclosure.  Subject to the provisions regarding projections set forth in Section 4.28, no representation or warranty of any Loan Party contained in this Agreement, the other Transaction Documents, the financial statements, or any other document, certificate or written statement furnished to Agent by or on behalf of such Loan Party for use in connection with the Transaction Documents contains any untrue statement of a material fact or omitted, omits or will omit to state a material fact necessary in order to make the statements contained herein or therein not misleading in light of the circumstances in which the same were made.  There is no material fact known to any Loan Party that has had or could reasonably be expected to have a Material Adverse Effect and that has not been fully disclosed herein or in such other documents, certificates and statements furnished to Agent for use in connection with the transactions contemplated by the Transaction Documents.

4.18         Insurance.  Each Loan Party maintains insurance policies for public liability, worker’s compensation, property damage, larceny, embezzlement or other criminal misappropriation for their businesses and properties, of types and in amounts customarily maintained by comparable businesses; and, as of the Closing Date, no notice of cancellation has been received or, to the knowledge of any Loan Party, threatened with respect to such policies.  Each Loan Party is in compliance in all material respects with all conditions contained in such policies.

4.19         Compliance with Laws.  Except as set forth on Schedule 4.19, each Loan Party is in compliance with any law, ordinance, rule, regulation, order, policy, or other requirement of any domestic or foreign government or any instrumentality or agency thereof, having jurisdiction over the conduct of its business or the ownership of its properties, including, without limitation, any violation relating to any use, release, storage, transport or disposal of any Hazardous Material, except to the extent the failure to be in compliance therewith would not subject any Loan Party or any of its respective officers to criminal liability or have a Material Adverse Effect.

4.20         Bank Accounts.  Schedule 4.20 sets forth the account numbers and locations of all bank accounts of Loan Parties.

4.21         Subsidiaries.  Except as set forth on Schedule 4.21, no Loan Party has any Subsidiaries.

4.22         Employee Matters.  Except as set forth on Schedule 4.22, (a) no employees of any Loan Party are subject to any collective bargaining agreement, management agreement or consulting agreement, (b) no petition for certification or union election is pending with respect to the employees of any Loan Party and no union or collective bargaining unit has sought such certification or recognition with respect to the employees of such Loan Party and (c) there are no strikes, slowdowns, work stoppages or controversies pending or threatened between any Loan Party and its respective employees, other than employee grievances arising in the ordinary course of business which could not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect.  Except as set forth on Schedule 4.22, no Loan Party is subject to any employment contract.

4.23         Governmental Regulation.  No Loan Party is, and, after giving effect to the borrowing of the Term Loan, will not be, subject to regulation under the Federal Power Act or the Investment Company Act of 1940 or to any foreign, federal or state statute or regulation limiting its ability to incur indebtedness for borrowed money.

4.24         Receivables and Payables.  The amount of the receivables and payables of each Loan Party, as of the Closing Date, is set forth in detail on Schedule 4.24, all of which are respectively collectible and payable in the ordinary course of business in accordance with the usual terms and conditions of such Loan Party’s businesses, except for uncollectible receivables arising in the ordinary course of business.  No Loan Party has any knowledge of any fact or circumstance not already disclosed to Agent in writing which would be reasonably likely to impair the validity or collectibility of any Account.

4.25         Trade Relations.  Except as set forth on Schedule 4.25, as of the Closing Date there exists no actual or threatened termination or cancellation of material adverse modification or change in, the business relationship of any Loan Party with any customer or supplier or group of customers or suppliers, either individually or in the aggregate, material to their respective operations.

4.26         Absence of Defaults.  Except as set forth on Schedule 4.26, as of the Closing Date, no Loan Party is in default under its certificate of formation, or articles of incorporation, by-laws or operating agreement, or similar entity governance documents.  No event has occurred which has not been remedied (to the extent expressly permitted hereunder) or waived in writing by Agent, which constitutes a Default or an Event of Default, or which constitutes, or which with the passage of time or giving of notice or both would constitute, a default or event of default by any Loan Party under any material agreement or judgment, decree or order to which such Loan Party is a party or by which its properties may be bound or which would require it to make any payment under any of the foregoing prior to the scheduled maturity date therefor.

4.27         Loans to Shareholders, Directors, Officers or Affiliates.  Except as set forth on Schedule 4.27, no Loan Party has made any loans or advances to or for the benefit of any shareholder, director, officer or Affiliate of such Loan Party.

4.28         Projections.  The projections attached hereto as Schedule 4.28 (“Projections”) (a) fairly represent Borrower’s and its Subsidiaries’ financial projections for the period covered thereby, and (b) were prepared in a manner consistent with GAAP.  The Projections and pro forma financial information contained in the Projections are based upon good faith estimates and assumptions believed by Borrower to be reasonable at the time made, it being recognized by Agent and Lenders that projections as to future events are not to be viewed as facts and that actual results during the period or periods covered by the Projections may differ from the projected results, and such differences may be material.

4.29         Surety Obligations.  None of the Loan Parties is obligated as surety or indemnitor under any bond or other contract that assumes payment or performance of any obligation of any Person, except as permitted hereunder.

4.30         Commercial Tort Claims and Letter of Credit Rights.  Except as set forth in, Schedule 4.30, no Loan Party holds interest in any commercial tort claims and is not the beneficiary of any letter of credit.

4.31         Offering.  Borrower intends to use commercially reasonable efforts to commence within sixty (60) days after the Closing Date the process of either (i) preparing an S-1 Registration Statement for filing with the Securities Exchange Commission for an underwritten public offering or (ii) commencing negotiations to complete a PIPE or other equity financing transaction.

SECTION 5 AFFIRMATIVE COVENANTS

Each Loan Party covenants and agrees that until payment and performance in full of all Obligations (other than unasserted claims for indemnification or expense reimbursement), unless such Loan Party has received the prior written consent of Agent, such Loan Party shall perform all covenants in this Section 5 applicable to such Loan Party.

5.1           Financial Statements and Other Reports.  Borrower and its Subsidiaries shall maintain a system of accounting and keep such books, records and accounts (which shall be true and complete in all material respects), as may be required or as may be necessary to permit the performance of an annual audit and the preparation of financial statements in accordance with GAAP, consistently applied.  Borrower will deliver to Agent the financial statements and other reports described below until payment and performance in full of all Obligations (other than unasserted claims for indemnification or expense reimbursement).

(A)          Monthly Financials.  As soon as available and in any event within thirty (30) days after the end of each month, including, without limitation, each March, June, September and December, Borrower shall deliver the consolidated and consolidating balance sheet of Borrower and its Subsidiaries as at the end of such month and the related consolidated and consolidating statements of income, shareholder’s or member’s (as applicable) equity and cash flow for such month and for the period from the beginning of the then current Fiscal Year to the end of such month.

(B)           Quarterly Financials.  In addition to the monthly financial statements referred to in Section 5.1(A), as soon as available and in any event within forty-five (45) days after the end of each of the first three quarters of each Fiscal Year, Borrower shall deliver the consolidated and consolidating balance sheet of Borrower and its Subsidiaries as at the end of such period and the related consolidated and consolidating statements of income, shareholder’s or member’s (as applicable), equity and cash flow for such quarter of such Fiscal Year and for the period from the beginning of the then current Fiscal Year to the end of such quarter of such Fiscal Year.

(C)           Year-End Financials.  In addition to the monthly and quarterly financial statements referred to in Sections 5.1(A) and 5.1(B), as soon as available and in any event within ninety (90) days after the end of each Fiscal Year, Borrower shall deliver to Agent:  (1) the audited consolidated and consolidating balance sheet of Borrower and its Subsidiaries as at the end of such Fiscal Year and the related consolidated and consolidating statements of income, shareholder’s or member’s (as applicable) equity and cash flow for such Fiscal Year; and (2) a report with respect to the financial statements from Sherb & Co., LLP or another firm of independent certified public accountants selected by Borrower and reasonably acceptable to Agent, which report shall be unqualified as to going concern and scope of audit of Borrower and its Subsidiaries and shall state that (a) such financial statements present fairly the financial position of Borrower and its Subsidiaries as at the dates indicated and the results of its operations and cash flow for the periods indicated in conformity with GAAP applied on a basis consistent with prior years and (b) the examination by such accountants in connection with such financial statements has been made in accordance with generally accepted auditing standards.

(D)           Accountants’ Certification and Reports.  Promptly after receipt thereof, Borrower will deliver (i) copies of all reports submitted to Borrower by its independent public accountants in connection with each annual, interim or special audit or review of the financial statements or financial controls of Borrower or any of its Subsidiaries made by such accountants, including the comment letter submitted by such accountants to management or any member or committee of the Borrower or any of its Subsidiaries in connection with their annual, interim or special audit or review, and (ii) if such accounting firm is not restricted from providing such a certificate by its policies, a certificate of the independent public accountants who performed such annual, interim or special audits or review, to the effect that, in making the examination necessary for the audits or review, they have obtained no knowledge of any condition or event which constitutes a Default or Event of Default, or if such accountants shall have obtained knowledge of any such condition or event, specifying in such certificate each such condition or event of which they have knowledge and the nature and status thereof.

(E)           Management Report.  Together with each delivery of financial statements pursuant to subdivisions (A), (B) and (C) of this Section 5.1, except as specified otherwise in Section 5.1(E)(3) below, Borrower shall deliver a management report:  (1) describing the operations and financial condition of Borrower and its Subsidiaries for the relevant period then ended and the portion of the current Fiscal Year then elapsed (or for the Fiscal Year then ended in the case of year-end financials); (2) setting forth in comparative form (x) the corresponding figures for such relevant period and year-to-date periods as set forth in the Projections (or, if applicable, the yearly projections delivered to Agent under Section 5.1(F) below) and (y) the corresponding figures for the corresponding figures for the comparable period and year-to-date period in the previous Fiscal Year, in each case setting forth the variances between the figures for the relevant period then ended and the portion of the current Fiscal Year and the corresponding figures from the Projections or projections and prior Fiscal Year; and (3) with respect only to the financial statements to be delivered pursuant to subdivisions (B) and (C) of this Section 5.1, setting forth a schedule showing the calculation of the financial covenants specified in Section 5.21.  In addition, together with each delivery of financial statements, pursuant to subdivisions (B) and (C) of Section 5.1, Borrower shall deliver to Agent a certificate, which shall be satisfactory in form and substance to Agent, of a chief financial officer, director of finance, chief executive officer or president of Borrower to the effect that (i) such information is accurate and complete in all material aspects or, in the case of financial statements, fairly presents the results of operations and financial condition of Borrower and its Subsidiaries, on a Consolidated basis, as at the dates and for the periods indicated (subject to, in the case of financial statements delivered pursuant to Section 5.1(B), the absence of footnotes and customary year-end adjustments), (ii) as of the date of such certification, there does not exist any Default or Event of Default or, if an Event of Default or Default existed, describing the nature and period of existence thereof and the action which Borrower and its Subsidiaries propose to take or have taken with respect thereto, and (iii) the representations and warranties contained in this Agreement and in the other Loan Documents remain in full force and effect and are true and accurate in all respects as of the date of delivery of the management report, except (x) to the extent such representations and warranties relate solely and expressly to an earlier date, and (y) for revisions or updates to any Schedule(s) approved by Agent pursuant to Section 5.16.

(F)           Projections.  At least thirty (30) days before the beginning of each Fiscal Year, Borrower shall deliver to Agent the projected consolidated and consolidating balance sheets and income and cash flow statements of Borrower and its Subsidiaries for each month of such Fiscal Year, each in reasonable detail, reporting Borrower’s good faith projections and certified by Borrower’s chief financial officer as being the most accurate projections available and identical to the projections used by Borrower and its Subsidiaries for internal planning purposes, together with a statement of underlying assumptions and such supporting schedules and information as Agent may reasonably require.

(G)           Lender Meetings.  Within 120 days after the end of each Fiscal Year, at the request of Agent, Borrower shall hold a meeting with Agent (at a mutually agreeable location, venue and time or, at the option of the Agent, by conference call, the costs of such venue or call, but not any travel, lodging or meal expenses incurred by Agent, to be paid by Borrower) to review the financial results of the previous Fiscal Year and the financial condition of Borrower and its Subsidiaries and the projections for the current Fiscal Year.

(H)           Tax Returns.  Within twenty (20) days after filing thereof, Borrower shall deliver to Agent a copy of the annual federal (and, if requested by Agent, state or other) tax return (and any amended return) of Borrower and its Subsidiaries, certified by the chief financial officer or chief executive officer of Borrower to be accurate and complete in all material respects.

(I)            Government Notices.  Borrower shall deliver to Agent promptly after receipt copies of all notices, requests, subpoenas, inquiries or other writings received from any governmental agency concerning the violation or alleged violation of any Environmental Laws, the storage, use or disposal of any Hazardous Material, the violation or alleged violation of the Fair Labor Standards Act or Borrower’s or its Subsidiaries’ payment or non-payment of any taxes including any tax audit, in each case, to the extent such violation, alleged violation, payment or non-payment could reasonably be expected to have a Material Adverse Effect.

(J)            Events of Default, etc.  Within five (5) Business Days following the day any officer of Borrower obtains knowledge of any of the following events or conditions, Borrower shall deliver a certificate signed by Borrower’s chief executive officer or president specifying the nature and period of existence of such condition or event and what action the applicable Loan Party has taken, is taking, and propose to take, with respect thereto:  (1) any condition or event that constitutes an Event of Default or Default; (2) any notice of material default that any Person has given to any Loan Party or any other action taken with respect to a claimed material default under any contractual or other obligation; (3) any matter which has had or could reasonably be expected to have a Material Adverse Effect; (4) the resignation or termination of Marc Munro or Lawrence Sands; or (5) any matter which could reasonably be considered to be a Material Company Event.

(K)           Trade Names.  Borrower shall give Agent prompt written notice (but in any event no later than twenty (20) days prior to such event) of any change of name or of any new trade name or fictitious business name of any Loan Party.  Each Loan Party’s use of any trade name or fictitious business name shall be in compliance with all laws regarding the use of such names.

(L)           Locations.  Borrower shall give Agent prompt written notice (but in any event no later than twenty (20) days prior to such event) of any change in any Loan Party’s principal place of business or any change in the location of their respective books and records or the Collateral or of any new location for their respective books and records or the Collateral.

(M)          Bank Accounts.  Borrower shall give Agent prompt notice of any new bank accounts any Loan Party intends to establish prior to its opening same, and if required pursuant to the terms of Section 6.12 hereof, such Loan Party shall cause such bank accounts to be subject to a control agreement in favor of Agent for the benefit of Lenders.

(N)           Certified Public Accountants.  Within one (1) Business Day of the resignation or termination of Borrower’s current certified public accountants, or any certified public accountants hereafter engaged by Borrower with Agent’s prior written consent, Borrower shall notify Agent in writing of such occurrence and the reason(s) therefore.

(O)           Litigation.  Within one (1) Business Day after any officer of any Loan Party obtains knowledge of (1) the institution of any action, suit, proceeding, governmental investigation or arbitration against or affecting any Loan Party or any property of any Loan Party not previously disclosed by Borrower to Agent in writing or (2) any material development in any action, suit, proceeding, governmental investigation or arbitration at any time pending against or affecting any Loan Party or any property of any Loan Party which, in the case of the preceding clauses (1) or (2), could reasonably be expected to have a Material Adverse Effect, such Loan Party shall promptly give written notice thereof to Agent and provide such other information as may be reasonably available such Loan Party to enable Agent and its counsel to evaluate such matter.

(P)           Other Information.  With reasonable promptness, each Loan Party shall deliver such other information and data with respect to such Loan Party or the Collateral as Agent may reasonably request from time to time.

5.2           Access to Accountants.  Each Loan Party authorizes Agent to discuss the financial condition and financial statements of such Loan Party with Borrower’s certified public accountants upon reasonable notice to Borrower of Agent’s intention to do so, and irrevocably authorizes and directs such accountants to respond to all of Agent’s inquiries and furnish Agent with all such documentation as Agent may reasonably request.  Each Loan Party, on behalf of itself, and each of its respective Subsidiaries, releases such accountants from any liability for furnishing the information and documents required by Agent.  On the Closing Date, each Loan Party shall deliver to Agent a written and irrevocable letter addressed to such accountants directing them to comply with the provisions of this Section 5.2.

5.3           Inspection.  Each Loan Party shall, at Borrower’s cost and expense, permit Agent and any authorized representatives designated by Agent to visit and inspect any of the properties of such Loan Party, including its financial and accounting records, and in conjunction with such inspection, to make copies and take extracts therefrom, and to discuss its affairs, finances and business with its officers and independent public accountants, and to conduct environmental site assessments and environmental compliance audits, at such reasonable times during normal business hours and as often as may be reasonably requested; provided that, unless an Event of Default has occurred and is continuing, Agent shall visit and inspect the properties of the Loan Parties no more frequently than two (2) times in any calendar year.

5.4           Collateral Records.  Each Loan Party shall keep full and accurate books and records relating to the Collateral and, promptly after being requested by Agent, shall mark such books and records to indicate the security interests of Agent for the benefit of Lenders in the Collateral.

5.5           Account Covenants; Verification.  Each Loan Party shall, at its own expense use its best efforts to assure prompt payment of all amounts due or to become due under the Accounts.  No discounts, credits or allowances (other than normal prompt payment discounts and customer promotional arrangements discounts) shall be issued, granted or allowed by any Loan Party to customers and no returns shall be accepted, in each case in any Fiscal Year, if the aggregate amount (or value, in the case of any return) of all such discounts, credits, allowances and returns exceeds the sum of $200,000 in such Fiscal Year, without Agent’s prior written consent (not to be unreasonably withheld).   Borrower shall promptly notify Agent in the event that a customer alleges any material dispute or claim with respect to an Account or Accounts in excess of $100,000 in the aggregate or of any other circumstances known to Borrower that may impair, in any material respect, the validity or collectibility of the Accounts so as to cause a Material Adverse Effect.  After the occurrence and during the continuance of an Event of Default, Agent shall have the right to verify the validity, amount or any other matter relating to an Account, by mail, telephone or in person.  After the occurrence and during the continuance of an Event of Default, no Loan Party shall, without the prior consent of Agent, adjust, settle or compromise the amount or payment of any Account, or release wholly or partly any customer or obligor thereof, or allow any credit or discount thereon.

5.6           Endorsement.  Each Loan Party hereby constitutes and appoints Agent and all Persons designated by Agent for that purpose as such Loan Party’s true and lawful attorney-in-fact, with power to endorse such Loan Party’s name to any check or other instrument and all proceeds of Collateral that come into Agent’s possession or under Agent’s control, provided that such possession shall not be exercised except upon the occurrence of and during the continuance of an Event of Default.  Both the appointment of Agent as each Loan Party’s attorney and Agent’s rights and powers are coupled with an interest and are irrevocable until payment in full and complete performance of all of the Obligations (other than unasserted claims for indemnification or expense reimbursement).

5.7           Corporate Existence.  Each Loan Party shall at all times preserve and keep in full force and effect its limited liability company or corporate (as applicable) existence and all rights and franchises material to their respective businesses.  Each Loan Party shall notify Agent within one (1) Business Day of any change in its ownership (excluding, with respect to Borrower, any change in ownership that does not constitute a Change of Control) or corporate structure.

5.8           Payment of Taxes.  Each Loan Party shall pay all Taxes imposed upon its or any of its properties or assets or with respect to any of its franchises, businesses, income or property before any penalty accrues thereon provided that no such tax need be paid if such Loan Party, or Borrower on its behalf, is contesting the same in good faith by appropriate proceedings promptly instituted and diligently conducted and if appropriate reserves have been established as required by GAAP or as required by the IRC.

5.9           Maintenance of Properties; Insurance.  Each Loan Party shall maintain or cause to be maintained in good repair, working order and condition, normal wear and tear excepted, all properties used in its business.  Each Loan Party shall make or cause to be made all appropriate repairs, renewals and replacements thereof, and shall protect and preserve all material registered or registrable Intellectual Property (now or hereafter existing).  Borrower shall maintain or cause to be maintained, with financially sound and reputable insurers (rated B++ or better by Best Rating Guide) public liability, worker’s compensation, and property damage, larceny, embezzlement, or other criminal misappropriation insurance with respect to the businesses and properties of all Loan Parties against loss or damage of the kinds customarily carried or maintained by corporations of established reputation engaged in similar businesses and in amounts reasonably acceptable to Agent.  Borrower shall cause Agent to be named as “lender’s loss payee” on all certificates evidencing insurance relating to any Collateral and, within 45 days after the Closing Date, shall cause (x) separate loss payable endorsements in favor of Agent with respect to such insurance to be issued, and (y) Agent to be named as “additional insured”, as its interests may appear, under all liability policies, in each case pursuant to appropriate endorsements in form and substance reasonably satisfactory to Agent.  Borrower shall apply any proceeds received from any policies of insurance relating to any Collateral to the Obligations, except to the extent otherwise provided in section 2.5(F).  An updated certificate of insurance evidencing the effectiveness of each type of insurance required to be maintained by Borrower pursuant to this Section 5.9 shall be delivered to Agent on each yearly anniversary of the Closing Date, and upon Agent’s reasonable request, a copy of each applicable insurance policy shall be delivered to Agent.

5.10         Compliance with Laws.  Except to the extent provided in Schedule 4.19, each Loan Party shall comply with the requirements of all applicable laws, rules, regulations and orders of any governmental authority as now in effect and which may be imposed in the future in all jurisdictions in which such Loan Party is now doing business or may hereafter be doing business, except to the extent that noncompliance with such laws, rules, regulations and orders could not reasonably be expected to have a Material Adverse Effect.

5.11         Further Assurances.  Each Loan Party shall, from time to time, execute such guaranties, financing or continuation statements, security agreements, reports and other documents or deliver to Agent such instruments, certificates of title or other documents as Agent at any time may reasonably request to evidence, perfect or otherwise implement the guaranties and security for repayment of the Obligations provided for in the Loan Documents.

5.12         Collateral Locations.  Each Loan Party shall keep the Collateral owned by it (other than in-transit Collateral, including Inventory, Equipment and supplies and materials or Collateral that is otherwise moved in the ordinary course of business, and Equipment stored on-site at a customer location in the ordinary course of business) at the locations specified on Schedule 4.7; provided, however, that Borrower may amend Schedule 4.7 so long as such amendment occurs by written notice to Agent not less than thirty (30) days prior to the date on which such Collateral is moved.  With respect to any new location (which shall be within the continental United States), the applicable Loan Party shall execute such documents and take such actions as Agent reasonably deems necessary to perfect and protect the security interests of Agent for the benefit of Lenders in the Collateral prior to the transfer or removal of any Collateral to such new location.

5.13         Bailees.  In the event that the fair market value of any Collateral at any time in the possession or control of any warehouseman, bailee or any Loan Party’s agents or processors exceeds $50,000 at any single location or $100,000 in the aggregate, such Loan Party, shall, upon the request of Agent, notify such warehouseman, bailee, agent or processor of the security interests in favor of Agent for the benefit of Lenders created hereby, shall instruct such Person to hold all such Collateral for Agent’s account subject to Agent’s instructions and shall cause such Person to execute an access and waiver agreement reasonably acceptable to Agent.

5.14         Use of Proceeds and Margin Security.  Borrower shall use the proceeds of the Term Loan for proper business purposes (as described in Section 2.2) consistent with all applicable laws, statutes, rules and regulations.  No portion of the proceeds of the Term Loan shall be used by any Loan Party for the purpose of purchasing or carrying of margin stock within the meaning of Regulation U, or in any manner that might cause the borrowing or the application of such proceeds to violate Regulation T or Regulation X or any other regulation of the Board of Governors of the Federal Reserve System, or to violate the Exchange Act.

5.15         Observer and Other Rights.  Borrower shall hold regularly scheduled meetings of its directors or managers, as applicable, at least quarterly, and Agent shall have the right from time to time (i) to designate a representative to attend and serve as an observer at such meetings and who shall have the right to receive twenty-eight (28) days prior notice of any quarterly meeting (specifying the matters to be discussed or acted upon) of the directors or managers, as applicable, of Borrower, and attend any meetings of the directors or managers, as applicable, and (ii) to receive on a timely basis and simultaneously with receipt thereof by directors, managers or committee members, as applicable, copies of all written information provided to the directors, managers or committee members, as applicable, of such Loan Party.

5.16         Revisions or Updates to Schedules.  Should any of the information or disclosures provided on any of the Schedules originally attached hereto become outdated or incorrect in any material respect, Borrower shall deliver to Agent within thirty (30) days after the end of the month in which such change occurs, along with the Officer’s Certificate required under Section 5.1(E), such revisions or updates to such Schedule(s) as may be necessary or appropriate to update or correct such Schedule(s); provided that no such revisions or updates to any Schedule(s) shall be deemed to have amended, modified or superseded such Schedule(s) as originally attached hereto, or to have cured any breach of warranty, representation or covenant resulting from the inaccuracy or incompleteness of any such Schedule(s), unless and until Agent shall have accepted in writing such revisions or updates to such Schedule(s).

5.17         [Reserved.]

5.18         Accuracy of Information.  All written information, reports, statements and other papers and data furnished to Agent, whether pursuant to this Section 5 or any other provision of this Agreement or of any other Transaction Document, shall be, at the time the same is so furnished, complete and correct in all material respects (subject to the provisions regarding projections set forth in Section 4.28) to the extent necessary to give Agent true and accurate knowledge of the subject matter thereof.

5.19         Landlord and Storage Agreements.  Borrower shall deliver to Agent copies of all existing agreements, and promptly after execution thereof, provide the Agent with copies of all future material agreements, between any Loan Party and any landlord, warehouseman, processor, shipper, bailee or other Person that owns any premises at which any Collateral may be kept or that otherwise may possess, control or handle any Collateral.

5.20         Commercial Tort Claims and Letter of Credit Rights.  If any Loan Party at any time holds or acquires any interest in any commercial tort claim or becomes a beneficiary under any letter of credit, such Loan Party shall promptly notify Agent in writing thereof and shall be deemed to have granted to Agent for the benefit of Lenders a security interest and lien in and to such commercial tort claim or letter of credit, as the case may be, and the proceeds thereof.  Without prejudice to the generality of the foregoing, such Loan Party shall execute such further documents or do such further acts as Agent may require to grant to Agent for the benefit of Lenders valid and perfected priority security interests in such commercial tort claims or letter(s) of credit, as the case may be, including, but not limited, to: (i) furnishing to Agent all the details of the nature of the commercial tort claim, the name(s) of the defendant(s), the court, if any, in which the claim has been brought and the index number, if any, and (ii) using commercially reasonable efforts to cause the issuers of the letter(s) of credit to consent to the assignment of the proceeds of such letter(s) of credit to the Agent for the benefit of Lenders or to cause the issuer of such letter(s) of credit to name the Agent for the benefit of Lenders as the transferee beneficiary of such letter of credit.

5.21         Financial Covenants.  Borrower on a consolidated basis with its Subsidiaries shall maintain or keep in full force and effect all of the financial covenants set forth below.  The calculation and determination of each such financial covenant, and all accounting terms contained therein, shall be so calculated and construed in accordance with GAAP, applied on a consistent basis with the audited financial statements of Borrower and its Subsidiaries for the fiscal year ended on December 31, 2011:

(A)           Minimum Liquidity.  Liquidity shall not be less than the amount set forth below, to be maintained at all times during and at the end of each period specified below:

Periods	Liquidity
Closing Date through December 31, 2012	$1,000,000
January 1, 2013 through March 31, 2013	$1,500,000
April 1, 2013 through June 30, 2013	$2,000,000
July 1, 2013 through September 30, 2013	$2,500,000
October 1, 2013 and at all times thereafter	$3,000,000

(B)           Capital Expenditures.  Capital Expenditures (whether or not financed) shall not exceed the amounts specified below for the periods specified below:

Periods	Capital Expenditures
Closing Date through December 31, 2012	$100,000
Closing Date through March 31, 2013	$200,000
Closing Date through June 30, 2013	$300,000
Four fiscal quarters ending on September 30, 2013	$400,000
Four fiscal quarters ending on each of December 31, 2013 and December 31, 2014	$500,000
Four fiscal quarters ending on each of March 31, 2015, June 30, 2015, September 30, 2015 and December 31, 2015	$600,000
Four fiscal quarters ending on March 31, 2016, and each consecutive period of four fiscal quarters thereafter	$700,000

(C)           Fixed Charge Coverage Ratio.  The Fixed Charge Coverage Ratio shall be not less than 2.00 to 1.00 as of the end of each fiscal quarter, commencing with the fiscal quarter ending on December 31, 2012, in each case for the trailing period of four (4) consecutive fiscal quarters then ended, provided that, for purposes of calculating compliance with this covenant, with respect to Debt Payments for the fiscal quarter ending on December 31, 2012, the two fiscal quarters ending on March 31, 2013 and the three fiscal quarters ending on June 30, 2013 such Debt Payments shall be annualized by multiplying such Debt Payments by a factor of 4, 2 and 1.33, respectively.

(D)           Total Debt Leverage Ratio.  The Total Debt Leverage Ratio shall not be greater than the levels specified below as of the end of, and for, each period indicated below, with Adjusted EBITDA measured for the trailing period of four (4) consecutive fiscal quarters then ended:

Period Ending On	Total Debt Leverage Ratio
December 31, 2012	3.50 to 1.00
March 31, 2013	3.50 to 1.00
June 30, 2013	3.00 to 1.00
September 30, 2013	2.75 to 1.00
December 31, 2013	2.50 to 1.00
March 31, 2014	2.25 to 1.00
June 30, 2014	2.00 to 1.00
September 30, 2014	1.75 to 1.00
December 31, 2014	1.75 to 1.00
March 31, 2015	1.50 to 1.00
June 30, 2015	1.40 to 1.00
September 30, 2015	1.30 to 1.00
December 31, 2015	1.20 to 1.00
March 31, 2016 and the last day of each succeeding fiscal quarter thereafter	1.00 to 1.00

(E)            Senior Debt Leverage Ratio.  The Senior Debt Leverage Ratio shall not be greater than the levels specified below as of the end of, and for, each period indicated below, with Adjusted EBITDA measured for the trailing period of four (4) consecutive fiscal quarters then ended:

Period Ending On	Senior Debt Leverage Ratio
December 31, 2012	2.60 to 1.00
March 31, 2013	2.60 to 1.00
June 30, 2013	2.40 to 1.00
September 30, 2013	2.20 to 1.00
December 31, 2013	2.00 to 1.00
March 31, 2014	1.80 to 1.00
June 30, 2014	1.60 to 1.00
September 30, 2014	1.50 to 1.00
December 31, 2014	1.40 to 1.00
March 31, 2015	1.30 to 1.00
June 30, 2015	1.20 to 1.00
September 30, 2015	1.10 to 1.00
December 31, 2015 and the last day of each succeeding fiscal quarter thereafter	1.00 to 1.00

SECTION 6 NEGATIVE COVENANTS

Each Loan Party covenants and agrees that until payment and performance in full of all Obligations (other than unasserted claims for indemnification or expense reimbursement), unless such Loan Party has received the prior written consent of Agent, such Loan Party shall perform all covenants in this Section 6 applicable to such Person.

6.1           Indebtedness and Liabilities.  None of the Loan Parties shall directly or indirectly create, incur, assume, guaranty, or otherwise become or remain directly or indirectly liable, on a fixed or contingent basis, with respect to any Indebtedness except:  (a) the Obligations; (b) Capital Leases and purchase money financing for Equipment entered into in the ordinary course of business (subject to Section 5.21); (c) trade payables and normal accruals in the ordinary course of business not yet due and payable or with respect to which such Loan Party is contesting in good faith the amount or validity thereof by appropriate proceedings and then only to the extent that Borrower shall have established adequate reserves therefor, if appropriate under GAAP; (d) Indebtedness owing under the ADEX Note, Earn-Out Obligations owing to the T N S Sellers, Subordinated Debt owing under the Acquisition Agreements and to the extent constituting Indebtedness, working capital adjustments owing by Borrower to a seller in connection with the Acquisition or a Potential Target Acquisition; (e) Indebtedness described in Section 4.4(a) hereof (including Indebtedness described on Schedule 4.4) and any extension, refinancing, renewal or replacement thereof if the principal amount thereof does not exceed the principal amount of the Indebtedness so refinanced; (f) up to an aggregate amount of $1,500,000 in unsecured debt owing to sellers of the equity interests of all Potential Targets acquired by Borrower (the “Potential Target Subordinated Debt”), provided that the repayment of any such unsecured debt is subordinated on terms satisfactory to Agent, including a restriction against payment of cash interest, required amortization and mandatory prepayments and provided further that the stated maturity date of any such debt is acceptable to the Agent in its commercially reasonable judgment; (g) Subordinated Debt, in addition to the Subordinated Debt described in the preceding clauses (d) and (f),  provided that (A) the terms and conditions upon which such Subordinated Debt is incurred (including without limitation covenants, rate of interest, maturity date and use of proceeds) shall have been reviewed to the reasonable satisfaction of Agent, (B) no Event of Default shall have occurred and be continuing, (C) the holder of such Subordinated Debt shall have executed a Subordination Agreement in form and substance reasonably acceptable to Agent and (D) not less than ten (10) Business Days prior to the incurrence of such Subordinated Debt, Borrower shall have delivered to Agent written notice of the applicable Loan Party’s intent to incur such Subordinated Debt, together with a certificate signed by the chief financial officer of Borrower which shall include a calculation in reasonable detail demonstrating that after giving effect to the incurrence of such Subordinated Debt on a Pro Forma Basis, Borrower would be in compliance with the financial covenant set forth in Section 5.21(D) (after decreasing the numerator of the then applicable ratio by 0.50) as of the end of and for the period of four consecutive fiscal quarters ending with the most recent fiscal quarter for which the Borrower delivered financial statements  to Agent pursuant to Section 5.1(B); (h) Indebtedness in respect of letters of credit or banker’s acceptances to secure the performance of bids, tenders, leases, contracts (other than for the payment of money) or statutory obligations; (i) Indebtedness in favor of Borrower or any Guarantor pursuant to clause (g) of the definition of Permitted Investments; and (j) other Indebtedness in an aggregate principal amount at any time outstanding not to exceed $100,000.

6.2           Guaranties.  Except as set forth on Schedule 6.2 and except for the Guaranties and endorsements of instruments or items of payment for collection in the ordinary course of business, no Loan Party shall guaranty, endorse, or otherwise in any way become or be responsible for any obligations of any other Person, whether directly or indirectly, by agreement to purchase the Indebtedness of any other Person or through the purchase of goods, supplies or services, or maintenance of working capital or other balance sheet covenants or other financial conditions, or by way of stock purchase, capital contribution, advance or loan for the purpose of paying or discharging any indebtedness or obligation of such other Person or otherwise; provided that each Loan Party shall be permitted to guaranty, endorse, or otherwise in any way become or be responsible for any obligations of any other Person to the extent such Loan Party is permitted to incur such Indebtedness as a primary obligor pursuant to Section 6.1.

6.3           Transfers, Liens and Related Matters.

(A)           Transfers.  No Loan Party shall sell, assign (by operation of law or otherwise) or otherwise dispose of, or grant any option with respect to any of the Collateral or other assets, except that each Loan Party may (i) sell, assign (by operation of law or otherwise) or otherwise dispose of, or grant any option with respect to any of the Collateral or other assets to the extent such asset or Collateral is of a kind described in any of clauses (a) through (e) of the defined term Asset Disposition, but only to the extent and on the applicable terms set forth therein; (ii) sell or dispose of more than 50% of the total voting stock of Digital Comm Inc; and (iii) make other Asset Dispositions (subject to the mandatory prepayment provisions contained in Section 2.5(F) above) if all of the following conditions are met:  (1) the fair market value of assets sold or otherwise disposed of in any single transaction or series of related transactions does not exceed Fifty Thousand Dollars ($50,000) and the aggregate fair market value of assets sold or otherwise disposed of in any Fiscal Year does not exceed One Hundred Thousand Dollars ($100,000); (2) the consideration received is at least equal to the fair market value of such assets; (3) the sole consideration received is cash; and (4) no Default or Event of Default shall then exist or shall result from such Asset Disposition.

(B)           Liens.  Except for Permitted Encumbrances, no Loan Party shall directly or indirectly create, incur or assume (or agree to create, incur or assume) or permit to exist any Lien on or with respect to any of the Collateral or other assets or any proceeds, income or profits therefrom.

(C)           No Pledge Restrictions.  No Loan Party shall enter into or assume any agreement (other than the Loan Documents) restricting the creation or assumption of any Lien upon any of its properties or assets, whether now owned or hereafter acquired.

6.4           Restricted Payments.  No Loan Party shall directly or indirectly declare, order, pay, make or set apart any sum for any Restricted Payment, except that:

(i)           Borrower may issue Preferred Stock, the proceeds of which shall be used to complete the Acquisition, so long as the terms and conditions of the Preferred Stock are reasonably satisfactory to Agent, which terms shall include, without limitation, a moratorium on the payment of any cash dividends and any mandatory or voluntary redemption until the Term Loan, all interest accrued thereon, and all fees and expenses payable in connection therewith have been paid in full, provided that (A) if Borrower raises at least $20,000,000 in net cash proceeds from the Offering, any such proceeds which exceed $20,000,000 may be used to (x) redeem Preferred Stock and (y) make payments in an aggregate amount not to exceed $500,000 in respect of the Put Right, as such term is defined in the T N S Acquisition Agreement, as in effect on the date of this Agreement, as and when due and to the extent payable under the T N S Acquisition Agreement, as in effect on the date of this Agreement and (B) if the conditions contained in clause (iii) below shall have been satisfied, then Borrower may redeem from time to time in an aggregate amount not to exceed $1,750,000 of Preferred Stock issued to the T N S Sellers, provided further that no Event of Default shall be continuing at the time of any redemption or payment made pursuant to the preceding clause (A) or (B), as applicable or shall have occurred after giving effect to any such redemption or payment;

(ii)           if Borrower receives at least $30,000,000 in net cash proceeds from the Offering, Borrower may pay on the applicable stated maturity date the unpaid principal balance of, and all accrued interest on any Potential Target Subordinated Debt;

(iii)          Borrower may prepay all or any portion of the unpaid principal balance of any Potential Target Subordinated Debt, prior to the applicable maturity date thereof, and Borrower may redeem from time to time in an aggregate amount not to exceed $1,750,000 of Preferred Stock issued to the T N S Sellers, provided that, at the time of each such redemption described under clause (i)(B), (w) not less than ten (10) Business Days prior to any such prepayment or redemption, Borrower shall deliver to Agent written notice of its intent to make such prepayment or redemption, together with a certificate signed by the chief financial officer of Borrower which shall include a calculation in reasonable detail demonstrating that (A) immediately after giving effect to such prepayment or redemption, Liquidity shall not be less than an amount equal to the product of the minimum level of Liquidity then required to be maintained by Borrower pursuant to Section 5.21(A) hereof multiplied by (i) in the case of any such redemption occurring from the Closing Date through and including December 31, 2012, 200%, and (ii) in the case of any such redemption occurring after December 31, 2012, 50%, and (B) after giving effect to such prepayment or redemption, on a Pro Forma Basis, Borrower would be in compliance on the date of such redemption with the financial covenants set forth in Section 5.21(D) and (E) (after decreasing the numerator of the then applicable ratios by 0.50 each) and the financial covenant set forth in Section 5.21(C) (after increasing the numerator of the applicable ratio by 0.50) as of the end of and for the period of four consecutive fiscal quarters ending with the most recent fiscal quarter for which the Borrower delivered financial statements to Agent pursuant to Section 5.1(B), (x) Borrower shall have filed and there shall be in effect a registration statement, which has not then been withdrawn, with the Securities and Exchange Commission on form S-1 covering an Offering that is intended to yield at least $20,000,000 of aggregate net proceeds to Borrower and (y) Borrower shall have raised, within not more than fifteen (15) Business Days prior to such redemption, net cash proceeds of at least $5,000,000 pursuant to a private placement of its Capital Stock;

(iv)          Borrower may make payments on any Subordinated Debt incurred in accordance with Section 6.1(g) to the extent permitted under the applicable Subordination Agreement; and

(v)           Borrower may make payments when due in respect of the Earn-Out Obligations, provided that not less than ten (10) Business Days prior to any such payment, Borrower shall deliver to Agent written notice of its intent to make such payment together with, in the case of all payments of Earn-Out Obligations constituting Subordinated Debt, a certificate signed by the chief financial officer of Borrower which shall include a calculation in reasonable detail demonstrating that after giving effect to such payment on a Pro Forma Basis, Borrower would be in compliance with the financial covenants set forth in Section 5.21(C),(D) and (E) as of the end of  and for the period of four consecutive fiscal quarters ending with the most recent fiscal quarter for which the Borrower delivered financial statements to Agent pursuant to Section 5.1(B), provided that in the case of any payment which Borrower proposes to make pursuant to each of the preceding clauses (iii), (iv) and (v), no Default or Event of Default shall have occurred and be continuing at such time.

6.5           Restriction on Fundamental Changes.  No Loan Party shall:  (a)  except with thirty (30) days prior written notice to Agent, change its jurisdiction of incorporation or formation (as applicable), type of organization (as defined in the UCC), tax, charter or other organizational number or its legal name; (b) acquire by purchase or otherwise all or substantially all of the assets of, or stock or other evidence of beneficial ownership, of any Person or any business division of any Person, except in connection with (i) the Acquisition, (ii) subject to the conditions set forth in Section 3.2, the Potential Target Acquisition and (iii) any other acquisition of all or substantially all of the assets of, or all of the equity interests in, any Person, provided that (A) such Person conducts substantially the same business as is being conducted by Loan Parties or as Loan Parties are permitted to conduct pursuant to Section 6.8 and the acquisition of the assets or equity interests of such Person shall have been approved by its board of directors (or comparable governing body); (B) not less than ten (10) Business Days prior to such acquisition, Borrower shall deliver to Agent written notice of its intent to consummate such acquisition together with a certificate signed by the chief financial officer of Borrower which shall include a calculation in reasonable detail demonstrating that after giving effect to the acquisition on a Pro Forma Basis, as of the end of the period of four consecutive fiscal quarters ending with the most recent fiscal quarter for which the Borrower delivered to the Agent financial statements pursuant to Section 5.1(B), Adjusted EBITDA would not be less than $1.00 and Borrower would be in compliance with the financial covenants set forth in Section 5.21(D) and (E) (after decreasing the numerator of each applicable ratio by 0.25); (C) immediately after giving effect to such acquisition, no Event of Default shall have occurred and be continuing; (D) if such acquisition is an acquisition of assets, title to such assets shall be held by Borrower or a Domestic Subsidiary, and if such acquisition is an acquisition of equity interests, the Person so acquired shall become or shall be merged or consolidated with a Domestic Subsidiary and shall become a Guarantor in accordance with and take such other actions as required by Section 6.10; and (E) Agent shall have perfected its Lien on the assets and equity interests of such Person; (c) merge into or consolidate with any other Person, except that (i) any Subsidiary of Borrower may merge into or consolidate with Borrower or any other wholly-owned Subsidiary of Borrower and (ii) in connection with any acquisition permitted pursuant to the foregoing clause (d) so long as Borrower is the surviving person of any merger or consolidation involving Borrower; or (e) liquidate, wind up its affairs or undergo any dissolution.

6.6           Transactions with Affiliates.  Except as disclosed in Borrower’s filings with the Securities and Exchange Commission prior to the Closing Date, no Loan Party shall directly or indirectly, enter into or permit to exist any transaction (including the purchase, sale or exchange of property or the rendering of any service) with any Affiliate or with any officer, director or employee of any Loan Party, except for (subject to Section 6.16) transactions in the ordinary course of and pursuant to the reasonable requirements of such Loan Party’s business and upon fair and reasonable terms which are fully disclosed to Agent and which are no less favorable to such Loan Party than they would obtain in a comparable arm’s length transaction with an unaffiliated Person.

6.7           Environmental Liabilities.  No Loan Party shall:  (a) violate in any material respect any applicable Environmental Law; (b) dispose of any Hazardous Materials (except in accordance with applicable law) into, onto or from, any real property owned, leased or operated by such Loan Party; or (c) permit any Lien imposed pursuant to any Environmental Law to be imposed or to remain on any real property owned, leased or operated by such Loan Party.

6.8           Conduct of Business.  No Loan Party shall engage in any business other than businesses of the type engaged in by such Loan Party on the Closing Date and any businesses reasonably related, incidental or complementary thereto.

6.9           Compliance with ERISA.  No Loan Party shall establish any new Employee Benefit Plan or amend any existing Employee Benefit Plan after the Closing Date if the liability or increased liability resulting from such establishment or amendment could reasonably be expected to have a Material Adverse Effect.  Loan Parties shall establish, maintain and operate each Employee Benefit Plan in compliance in all material respects with the provisions of ERISA, the IRC and all other applicable laws and the regulations and interpretations thereof.  No Foreign Subsidiary shall establish any employee pension plan or employee benefit and/or welfare plans or amend any existing employee pension plan or employee benefit and/or welfare plans if the liability or increased liability resulting from such establishment or amendment could reasonably be expected to have a Material Adverse Effect, and each Foreign Subsidiary shall establish maintain and operate each employee pension plan or employee benefit and/or welfare plans in compliance in all material respects with all applicable provisions of all laws, and all regulations and interpretations thereof, of all applicable foreign government(s) (whether of any foreign national government or any agency or instrumentality of or province, county, district, department, subdivision or local unit of any such foreign national government) regarding such employee pension plans or employee benefit and welfare plans with respect to each employee pension plan or employee benefit and/or welfare plans maintained by such Foreign Subsidiary.

6.10         Subsidiaries.   No Loan Party shall establish, create or acquire any Subsidiaries after the Closing Date, except in connection with a Potential Target Acquisition, or in accordance with Section 6.5, unless (i) in the case of any acquisition of a Subsidiary, Agent grants its prior written consent thereto (such consent not to be unreasonably withheld, conditioned, or delayed); (ii) such Borrower shall have given Agent not less than twenty (20) days prior written notice of the proposed establishment, creation or acquisition; (iii) such Subsidiary conducts substantially the same business as is being conducted by Loan Parties or as Loan Parties are permitted to conduct pursuant to Section 6.8; (iv) such transaction otherwise complies with the provisions of this Agreement; (v) no Event of Default shall have occurred and be continuing at the time such transaction occurs, or would occur after giving effect to such transaction; (vi) if such Subsidiary is a Domestic Subsidiary, it shall have executed and delivered a joinder agreement as well as a guaranty, such that it has bound itself as a party to this Agreement and has guaranteed the Obligations of Borrower, each on such terms and conditions as Agent may reasonably require; and (vii) if such Subsidiary is a Domestic Subsidiary, it shall have granted to Agent for the benefit of Lenders, and Agent for the benefit of Lenders shall have, a perfected, first priority lien on, and security interest in, all of such Subsidiary’s personal property and real property (if so requested by Agent), subject only to Permitted Encumbrances.

6.11         Fiscal Year.  Borrower shall not change its fiscal year or adopt a fiscal year other than the Fiscal Year for tax or accounting purposes.

6.12         Bank Accounts.  As soon as practicable after the Closing Date, and in any event no later than 30 days thereafter: (i) Borrower shall cause each bank account (other than accounts certified by Borrower in good faith as being accounts dedicated to payroll or trust accounts in connection with employee benefits) of each Loan Party (each a “first tier bank account”) to be linked to a central concentration account, pursuant to which all amounts on deposit in such first tier bank accounts, on a periodic basis acceptable to Agent, shall be swept, either automatically or pursuant to standing instructions of the applicable Loan Party, into such concentration account, (ii) such concentration account shall be subject to a “springing” deposit account control agreement in favor of Agent, which control agreement shall be in form and substance reasonably acceptable to Agent (a “springing control agreement”), and (iii) Borrower and Agent shall meet and confer in good faith for the purpose of determining the standards pursuant to which a first tier bank account (whether then in existence or which may thereafter be opened by any Loan Party) shall be subject to a springing control agreement.  As soon as practicable after the Closing Date, and in any event no later than 45 days thereafter, Borrower shall use its commercially reasonable efforts to cause each such first tier bank account which meets such standards and which is then in existence to be subject to a springing control agreement.  After the Closing Date, no Loan Party shall open a first tier bank account unless Agent shall have received prior notice thereof, and if Agent shall so request, in its commercially reasonable discretion, Borrower shall cause such first tier bank account, if it meets such standards, to be subject to a springing control agreement in favor of Agent.

6.13         Charter Documents.  No Loan Party shall amend or otherwise modify its articles of incorporation or bylaws (or equivalent charter documents) or any existing shareholder’s agreement or similar agreement (all of such agreements having been previously delivered to Agent) in a manner which would be reasonably likely to adversely impact Agent’s or any Lender’s rights under the Loan Documents, or enter into any new or amended shareholder’s agreement or similar agreement.

6.14         No Impairment of Restricted Payments.  No Loan Party shall directly or indirectly enter into or become bound by any agreement, instrument, indenture or other obligation (other than this Agreement and the other Transaction Documents) which would be reasonably likely to directly or indirectly restrict, prohibit or require the consent of any Person with respect to the making of any Restricted Payment to Borrower by any of its Subsidiaries.

6.15         Advances, Loans or Investments.  Except for Permitted Investments and as otherwise expressly permitted hereunder (including without limitation pursuant to Section 6.5), no Loan Party shall make any advance or loan to, or any investment in, or purchase or acquire all or substantially all of the stock, equity, assets or Accounts of any Person or any business division of any Person.

6.16         Management or Consulting Fees.  Except as expressly permitted hereunder, no Loan Party shall pay any management, consulting or other similar fees to any Affiliate.

6.17         [Reserved].

6.18         Certain Payments.  No Loan Party shall make any payment on all or part of the Subordinated Debt or any other Indebtedness subordinated to the Obligations other than in strict compliance with the applicable written Subordination Agreement.

6.19         Amendments to Subordinated Debt, Earn-Out Obligations or Preferred Stock.  No Loan Party shall amend, supplement or otherwise modify the terms of payment of any Earn-Out Obligation, any Subordinated Debt, or any Preferred Stock, in any manner adverse to the interests of Agent or any Lender without the prior written consent of Agent.

SECTION 7 DEFAULT, RIGHTS AND REMEDIES

7.1           Event of Default.  “Event of Default” means the occurrence or existence of any one or more of the following:

(A)           Payment.  Failure of Borrower to make payment of any of the Obligations when due, and, in the case of fees, interest, costs or expenses, such failure shall not be remedied within five (5) days of the applicable due date; or

(B)           Default in Other Agreements.  (1) Failure of Borrower or any other Loan Party to pay when due (or within any applicable grace period) any principal or interest on any Indebtedness (other than the Obligations), the unpaid principal amount of which equals or exceeds One Hundred Thousand Dollars ($100,000) or (2) default by Borrower or any other Loan Party under any agreement or agreements evidencing any Indebtedness (other than the Obligations), the unpaid principal amount of which equals or exceeds One Hundred Thousand Dollars ($100,000), if the effect of such default is to enable the holder of such Indebtedness to accelerate the payment of such Person’s obligations which are the subject thereof prior to the maturity date thereof or prior to the regularly-scheduled date of payment thereof, and such default continues beyond any applicable grace or cure period (whether or not the holder of such Indebtedness actually accelerates such payment); or

(C)           Breach of Certain Provisions.  Failure of any Loan Party to perform or comply with any term or condition applicable to it contained in Sections 5.1, 5.3 through 5.5, 5.7 through 5.18 and 5.21, or contained in Section 6; or

(D)           Breach of Representation or Warranty.  Any representation, warranty, certification or other statement made by any Loan Party in any Loan Document or in any statement or certificate at any time given by such Person in writing pursuant to or in connection with any Transaction Document is false or misleading in any material respect on the date made or reaffirmed; or

(E)           Other Defaults Under Loan Documents.  Borrower or any Loan Party defaults in the performance of or compliance with any term, provision, covenant or agreement contained in this Agreement or the other Transaction Documents other than occurrences described in other provisions of this Section 7.1; or

(F)           Involuntary Bankruptcy; Appointment of Receiver, etc.  (1) A court enters a decree or order for relief with respect to Borrower or any other Loan Party or any of their respective properties in an involuntary case under the Bankruptcy Code or any applicable bankruptcy, insolvency or other similar law now or hereafter in effect; or (2) subject to Section 7.1(G), the continuance of any of the following events for sixty (60) days unless dismissed or discharged:  (a) an involuntary case is commenced against Borrower or any other Loan Party under any applicable bankruptcy, insolvency or other similar law now or hereafter in effect; or (b) a decree or order of a court for the appointment of a receiver, liquidator, sequestrator, trustee, custodian or other officer having similar powers over Borrower or any other Loan Party, or over all or a substantial part of their respective property, is entered; or (c) an interim receiver, trustee or other custodian is appointed without the consent of Borrower or any other Loan Party for all or a substantial part of the property of any such Person; or

(G)           Voluntary Bankruptcy; Appointment of Receiver, etc.  (1) An order for relief is entered with respect to Borrower or any other Loan Party or any of their respective properties or Borrower or any other Loan Party commences a voluntary case under any applicable bankruptcy, insolvency or other similar law now or hereafter in effect, or consent to the entry of an order for relief in an involuntary case or to the conversion of an involuntary case to a voluntary case under any such law or consent to the appointment of or taking possession by a receiver, trustee or other custodian for all or a substantial part of its property; or (2) Borrower or any other Loan Party makes any assignment for the benefit of creditors; or (3) the directors or managers, as applicable, of Borrower or any other Loan Party adopts any resolution or otherwise authorizes action to approve any of the actions referred to in this Section 7.1(G); or

(H)           Liens.  Any Lien, levy or assessment in excess of One Hundred Thousand Dollars ($100,000) in the aggregate is filed or recorded with respect to or otherwise imposed upon all or any part of the Collateral or the assets of Borrower or any other Loan Party by the United States or any department or instrumentality thereof or by any state, county, municipality or other governmental agency (other than Permitted Encumbrances) and such lien, levy or assessment is not stayed, vacated, paid or discharged within thirty (30) days; or

(I)            Judgment and Attachments.  Any money judgment, writ or warrant of attachment, or similar process involving an amount, either singly or in the aggregate with all other money judgments, writs or warrants, at any time in excess of One Hundred Thousand Dollars ($100,000) (not adequately covered by insurance as to which the insurance company has acknowledged coverage or undertaken the defense thereof subject only to customary reservation of rights) is entered or filed against Borrower or any other Loan Party or any of their respective assets and remains unsatisfied, undischarged, unvacated, unbonded or unstayed for a period of thirty (30) days; or

(J)            Dissolution.  Any order, judgment or decree is entered against Borrower or any other Loan Party decreeing the dissolution or split up of such Person and such order remains undischarged or unstayed for a period in excess of thirty (30) days; or

(K)           Solvency.  Borrower or any other Loan Party ceases to be solvent (as defined in Section 4.16 with respect to Borrower) or admits in writing its inability to pay such Person’s debts as they become due; or

(L)           Injunction.  Borrower or any Loan Party is enjoined, restrained or in any way prevented by the order of any court or any administrative or regulatory agency from conducting all or any material part of its business and such order continues for more than seven (7) days; or

(M)          Invalidity of Loan Documents.  Any of the Loan Documents for any reason ceases to be in full force and effect (except pursuant to the express terms thereof) or is declared to be null and void, or Borrower or any other Loan Party denies that it has any further liability under any Loan Documents to which it is party, or gives notice to such effect; or

(N)           Failure of Security.  Agent does not have or ceases to have a valid and perfected first priority security interest in any material portion of the Collateral (subject only to Permitted Encumbrances); or

(O)           Licenses and Permits.  The loss, suspension or revocation of, or failure to renew, any license or permit now held or hereafter acquired by Borrower or any other Loan Party, if such loss, suspension, revocation or failure to renew could reasonably be expected to have a Material Adverse Effect; or

(P)           Forfeiture.  There is filed against Borrower or any Loan Party any civil or criminal action, suit or proceeding under any federal or state racketeering statute (including, without limitation, the Racketeer Influenced and Corrupt Organization Act of 1970), which action, suit or proceeding (1) is not dismissed within one hundred twenty (120) days; and (2) could reasonably be expected to result in the confiscation or forfeiture of any material portion of the Collateral or other assets of such Person; or

(Q)           Change of Control.  A Change of Control shall have occurred; or

(R)           Material Adverse Change.  Any event, development or condition which has had or could reasonably be expected to have a Material Adverse Effect.

7.2           Acceleration.  Upon the occurrence of any Event of Default described in the foregoing Sections 7.1(F) or 7.1(G), all Obligations shall automatically become immediately due and payable, without presentment, demand, protest or other requirements of any kind, all of which are hereby expressly waived by Borrower and the other Loan Parties.  Upon the occurrence of any other Event of Default, Agent may, and at the direction of the Required Lenders, shall, declare all Obligations to be immediately due and payable, without presentment, demand, protest or  other requirements of any kind, all of which are hereby expressly waived by Borrower and the other Loan Parties.

7.3           Remedies.  If any Event of Default shall have occurred and be continuing, in addition to and not in limitation of any rights or remedies available to Agent or any Lender at law or in equity, Agent may exercise in respect of the Collateral, in addition to all other rights and remedies provided for herein or in any other Loan Document or otherwise available to it, all the rights and remedies of a secured party on default under the UCC (whether or not the UCC applies to the affected Collateral) and may also (a) notify any or all obligors on the Accounts to make all payments directly to Agent; (b) require each Loan Party, and each Loan Party agrees that it will, at Borrower’s expense and upon request of Agent forthwith, assemble all or part of the Collateral as directed by Agent and make it available to Agent at a place to be designated by Agent which is reasonably convenient to both parties; (c) without notice or demand or legal process, enter upon any premises of any Loan Party to take possession of the Collateral; and (d) without notice except as specified below, sell the Collateral or any part thereof in one or more parcels at public or private sale, at any of Agent’s offices or elsewhere, at such time or times, for cash, on credit or for future delivery, and at such price or prices and upon such other terms as Agent may deem commercially reasonable.  Each Loan Party agrees that, to the extent notice of sale shall be required by law, at least ten (10) days notice to Borrower of the time and place of any public sale or the time after which any private sale is to be made shall constitute reasonable notification.  At any sale of the Collateral, if permitted by law, Agent or any Lender may bid (which bid may be, in whole or in part, in the form of cancellation of indebtedness) for the purchase of the Collateral or any portion thereof for the account of Agent or such Lender.  Agent shall not be obligated to make any sale of Collateral regardless of notice of sale having been given.  Borrower and each Loan Party shall remain liable for any deficiency.  Agent may adjourn any public or private sale from time to time by announcement at the time and place fixed thereof, and such sale may, without further notice, be made at the time and place to which it was so adjourned. To the extent permitted by law, each Loan Party hereby specifically waives all rights of redemption, stay or appraisal which it has or may have under any law now existing or hereafter enacted.  Agent and Lenders shall not be required to proceed against any Collateral but may proceed against Borrower or any other Loan Party directly.

7.4           Appointment of Attorney-in-Fact.  Each Loan Party hereby constitutes and appoints Agent as its attorney-in-fact with full authority in the place and stead of such Loan Party and in the name of such Loan Party, Agent or otherwise, from time to time in Agent’s discretion while an Event of Default is continuing to take any action and to execute any instrument that Agent may deem necessary or advisable to accomplish the purposes of this Agreement, including: (a) to ask, demand, collect, sue for, recover, compound, receive and give acquittance and receipts for moneys due and to become due under or in respect of any of the Collateral; (b) to adjust, settle or compromise the amount or payment of any Account, or release wholly or partly any customer or obligor thereunder or allow any credit or discount thereon; (c) to receive, endorse, and collect any drafts or other instruments, documents and chattel paper, in connection with clause (a) above; (d) to file any claims or take any action or institute any proceedings that Agent may deem necessary or desirable for the collection of any of the Collateral or otherwise to enforce the rights of Agent and Lenders with respect to any of the Collateral; and (e) to sign and endorse any invoices, freight or express bills, bills of lading, storage or warehouse receipts, assignments, verifications and notices in connection with Accounts and other documents relating to the Collateral.  The appointment of Agent as each Loan Party’s attorney and Agent’s rights and powers are coupled with an interest and are irrevocable until payment in full and complete performance of all of the Obligations (other than unasserted claims for indemnification or expense reimbursement).

7.5           Limitation on Duty of Agent with Respect to Collateral.  Beyond the safe custody thereof, Agent shall have no duty with respect to any Collateral in its possession or control (or in the possession or control of any agent or bailee) or with respect to any income thereon or the preservation of rights against prior parties or any other rights pertaining thereto.  Agent shall be deemed to have exercised reasonable care in the custody and preservation of the Collateral in its possession if the Collateral is accorded treatment substantially equal to that which Agent accords its own property.  Agent shall not be liable or responsible for any loss or damage to any of the Collateral, or for any diminution in the value thereof, by reason of the act or omission of any warehouseman, carrier, forwarding agency, consignee or other agent or bailee selected by Agent in good faith.

7.6           Application of Proceeds.  Upon the occurrence and during the continuance of an Event of Default, (a) Borrower and each Loan Party irrevocably waives the right to direct the application of any and all payments at any time or times thereafter received by Agent from or on behalf of Borrower or any Loan Party, and Borrower and each Loan Party hereby irrevocably agrees that Agent shall have the continuing exclusive right to apply and to reapply any and all payments received at any time or times after the occurrence and during the continuance of an Event of Default against the Obligations in such manner as Agent may deem advisable notwithstanding any previous entry by Agent upon any books and records  and (b) the proceeds of any sale of, or other realization upon, all or any part of the Collateral shall be applied: first, to all fees, costs and expenses incurred by Agent with respect to this Agreement, the other Loan Documents or the Collateral; second, to all fees due and owing to Agent; third, to accrued and unpaid interest on the Obligations; fourth, to the principal amounts of the Obligations outstanding; and fifth, to any other indebtedness or obligations of Borrower and any other Loan Party owing to Agent and Lenders.

7.7           License of Intellectual Property.  Borrower and each Loan Party hereby grants to Agent the non-exclusive right and license to use during the continuance of an Event of Default all Intellectual Property owned or used by Borrower or any other Loan Party together with any goodwill associated therewith, all to the extent necessary to enable Agent to realize on the Collateral and any successor or assign to enjoy the benefits of the Collateral.  This right and license shall inure to the benefit of all successors, assigns and transferees of Agent and its successors, assigns and transferees, whether by voluntary conveyance, operation of law, assignment, transfer, foreclosure, deed in lieu of foreclosure or otherwise.  Such right and license is granted free of charge, without requirement that any monetary payment whatsoever be made to Borrower or any other Loan Party by Agent.

7.8           Waivers, Non-Exclusive Remedies.  By making the advance of the Term Loan hereunder, Agent and Lenders do not thereby waive a breach of any warranty, representation or covenant made by Borrower or any other Loan Party hereunder or under any of the other Transaction Documents or a breach under any agreement, document, or instrument delivered to Agent or any Lender or otherwise referred to herein, and all of Agent’s and Lenders’ claims and rights resulting from any such breach by Borrower or any other Loan Party is specifically reserved by Agent and Lenders.  The rights in this Agreement and the other Loan Documents are cumulative and are not exclusive of any other remedies provided by law.

SECTION 8 REGARDING AGENT

8.1           Appointment.  Each Lender hereby designates MMCP to act as Agent for such Lender under this Agreement and the other Loan Documents.  Each Lender hereby irrevocably authorizes Agent to take such action on its behalf under the provisions of this Agreement and the other Loan Documents and to exercise such powers and to perform such duties hereunder and thereunder as are specifically delegated to or required of Agent by the terms hereof and thereof and such other powers as are reasonably incidental thereto and Agent shall hold all Collateral, payments of principal and interest, fees (except as otherwise provided herein), charges and collections (without giving effect to any collection days) received pursuant to this Agreement, for the ratable benefit of Lenders.  Agent may perform any of its duties hereunder by or through its agents or employees.  As to any matters not expressly provided for by this Agreement (including collection of the Note) Agent shall not be required to exercise any discretion or take any action, but shall be required to act or to refrain from acting (and shall be fully protected in so acting or refraining from acting) upon the instructions of the Required Lenders, and such instructions shall be binding; provided, however, that Agent shall not be required to take any action which exposes Agent to liability or which is contrary to this Agreement or the other Loan Documents or Applicable Law unless Agent is furnished with an indemnification reasonably satisfactory to Agent with respect thereto.

8.2           Nature of Duties.  Agent shall have no duties or responsibilities except those expressly set forth in this Agreement and the other Loan Documents.  Neither Agent nor any of its officers, directors, employees or agents shall be (i) liable for any action taken or omitted by them as such hereunder or in connection herewith, unless caused by their gross (not mere) negligence or willful misconduct (as determined by a court of competent jurisdiction in a final non-appealable judgment), or (ii) responsible in any manner for any recitals, statements, representations or warranties made by any Loan Party or any officer thereof contained in this Agreement, or in any of the other Loan Documents or in any certificate, report, statement or other document referred to or provided for in, or received by Agent under or in connection with, this Agreement or any of the other Loan Documents or for the value, validity, effectiveness, genuineness, due execution, enforceability or sufficiency of this Agreement, or any of the other Loan Documents or for any failure of any Loan Party to perform its obligations hereunder.  Agent shall not be under any obligation to any Lender to ascertain or to inquire as to the observance or performance of any of the agreements contained in, or conditions of, this Agreement or any of the other Loan Documents, or to inspect the properties, books or records of any Loan Party.  The duties of Agent as respects the Term Loan to Borrower shall be mechanical and administrative in nature; Agent shall not have by reason of this Agreement a fiduciary relationship in respect of any Lender; and nothing in this Agreement, expressed or implied, is intended to or shall be so construed as to impose upon Agent any obligations in respect of this Agreement except as expressly set forth herein.

8.3           Lack of Reliance on Agent and Resignation.  Independently and without reliance upon Agent or any other Lender, each Lender has made and shall continue to make (i) its own independent investigation of the financial condition and affairs of each Loan Party in connection with the making of the Term Loan hereunder and the taking or not taking of any action in connection herewith, and (ii) its own appraisal of the creditworthiness of each Loan Party.  Agent shall have no duty or responsibility, either initially or on a continuing basis, to provide any Lender with any credit or other information with respect thereto, whether coming into its possession before making of the Term Loan or at any time or times thereafter except as shall be provided by any Loan Party pursuant to the terms hereof.  Agent shall not be responsible to any Lender for any recitals, statements, information, representations or warranties herein or in any agreement, document, certificate or a statement delivered in connection with or for the execution, effectiveness, genuineness, validity, enforceability, collectibility or sufficiency of this Agreement or any Other Document, or of the financial condition of any Loan Party, or be required to make any inquiry concerning either the performance or observance of any of the terms, provisions or conditions of this Agreement, the Term Note, the other Loan Documents or the financial condition of any Loan Party, or the existence of any Event of Default or any Default.

Agent may resign on sixty (60) days’ written notice to Lenders and upon such resignation, the Required Lenders will promptly designate a successor Agent reasonably satisfactory to Borrower.

Any such successor Agent shall succeed to the rights, powers and duties of Agent, and the term “Agent” shall mean such successor agent effective upon its appointment, and the former Agent’s rights, powers and duties as Agent shall be terminated, without any other or further act or deed on the part of such former Agent.  After any Agent’s resignation as Agent, the provisions of this Section 8 shall inure to its benefit as to any actions taken or omitted to be taken by it while it was Agent under this Agreement.

8.4           Certain Rights of Agent.  If Agent shall request instructions from Lenders with respect to any act or action (including failure to act) in connection with this Agreement or any Other Document, Agent shall be entitled to refrain from such act or taking such action unless and until Agent shall have received instructions from the Required Lenders; and Agent shall not incur liability to any Person by reason of so refraining.  Without limiting the foregoing, Lenders shall not have any right of action whatsoever against Agent as a result of its acting or refraining from acting hereunder in accordance with the instructions of the Required Lenders.

8.5           Reliance.  Agent shall be entitled to rely, and shall be fully protected in relying, upon any note, writing, resolution, notice, statement, certificate, telex, teletype or telecopier message, cablegram, order or other document or telephone message believed by it to be genuine and correct and to have been signed, sent or made by the proper person or entity, and, with respect to all legal matters pertaining to this Agreement and the other Loan Documents and its duties hereunder, upon advice of counsel selected by it.  Agent may employ agents and attorneys-in-fact and shall not be liable for the default or misconduct of any such agents or attorneys-in-fact selected by Agent with reasonable care.

8.6           Notice of Default.  Agent shall not be deemed to have knowledge or notice of the occurrence of any Default or Event of Default hereunder or under the other Loan Documents, unless Agent has received notice from a Lender or Borrower referring to this Agreement or the other Loan Documents, describing such Default or Event of Default and stating that such notice is a “notice of default”.  In the event that Agent receives such a notice, Agent shall give notice thereof to Lenders.  Agent shall take such action with respect to such Default or Event of Default as shall be reasonably directed by the Required Lenders; provided, that, unless and until Agent shall have received such directions, Agent may (but shall not be obligated to) take such action, or refrain from taking such action, with respect to such Default or Event of Default as it shall deem advisable in the best interests of Lenders.

8.7           Indemnification.  To the extent Agent is not reimbursed and indemnified by the Loan Parties, each Lender will reimburse and indemnify Agent in proportion to its respective portion of the Term Loan, from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind or nature whatsoever which may be imposed on, incurred by or asserted against Agent in performing its duties hereunder, or in any way relating to or arising out of this Agreement or any Other Document; provided that, Lenders shall not be liable for any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements resulting from Agent’s gross (not mere) negligence or willful misconduct (as determined by a court of competent jurisdiction in a final non-appealable judgment).

8.8           Agent in its Individual Capacity.  With respect to the obligation of Agent to lend under this Agreement, the Term Loan made by it shall have the same rights and powers hereunder as any other Lender and as if it were not performing the duties as Agent specified herein; and the term “Lender” or any similar term shall, unless the context clearly otherwise indicates, include Agent in its individual capacity as a Lender.  Agent may engage in business with any Loan Party as if it were not performing the duties specified herein, and may accept fees and other consideration from any Loan Party for services in connection with this Agreement or otherwise without having to account for the same to Lenders.

8.9           Delivery of Documents.  To the extent Agent receives financial statements required under Sections 5.1(A) through (F) from any Loan Party pursuant to the terms of this Agreement which such Loan Party is not obligated to deliver to each Lender, Agent will promptly furnish such documents and information to Lenders.

8.10           Borrowers’ Undertaking to Agent.  Without prejudice to their respective obligations to Lenders under the other provisions of this Agreement, each Loan Party hereby undertakes with Agent to pay to Agent from time to time on demand all amounts from time to time due and payable by it for the account of Agent or Lenders or any of them pursuant to this Agreement to the extent not already paid.  Any payment made pursuant to any such demand shall pro tanto satisfy the relevant Loan Party’s obligations to make payments for the account of Lenders or the relevant one or more of them pursuant to this Agreement.

8.11           No Reliance on Agent’s Customer Identification Program.  Each Lender acknowledges and agrees that neither such Lender, nor any of its Affiliates, participants or assignees, may rely on the Agent to carry out such Lender’s, Affiliate’s, participant’s or assignee’s customer identification program, or other obligations required or imposed under or pursuant to the USA PATRIOT Act or the regulations thereunder, including the regulations contained in 31 CFR 103.121 (as hereafter amended or replaced, the “CIP Regulations”), or any other Anti-Terrorism Law, including any programs involving any of the following items relating to or in connection with any Borrower, its Affiliates or its agents, this Agreement, the other Loan Documents or the transactions hereunder or contemplated hereby: (1) any identity verification procedures, (2) any record-keeping, (3) comparisons with government lists, (4) customer notices or (5) other procedures required under the CIP Regulations or such other laws.

8.12           Other Agreements.  Each Lender agrees that it shall not, without the express consent of Agent, and that it shall, to the extent it is lawfully entitled to do so, upon the request of Agent, set off against the Obligations, any amounts owing by such Lender to any Loan Party or any deposit accounts of any Loan Party now or hereafter maintained with such Lender.  Anything in this Agreement to the contrary notwithstanding, each Lender further agrees that it shall not, unless specifically requested to do so by Agent, take any action to protect or enforce its rights arising out of this Agreement or the other Loan Documents, it being the intent of Lenders that any such action to protect or enforce rights under this Agreement and the other Loan Documents shall be taken in concert and at the direction or with the consent of Agent or Required Lenders.

SECTION 9 MISCELLANEOUS

9.1           Assignments and Participations.  This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns except that no Loan Party may assign its rights or obligations hereunder without the prior written consent of Agent.  Any Lender may assign its rights and delegate its obligations under this Agreement with the prior written consent of the Agent, which consent shall not be unreasonably withheld or delayed, and further may sell participations in all or any part of the Term Loan or any other interest herein to another Person.  In the case of an assignment authorized under this Section 9.1, the assignee shall have, to the extent of such assignment, the same rights, benefits and obligations as it would if it were a Lender hereunder and the assigning Lender shall be relieved of its obligations hereunder with respect to the assigned portion thereof.  Loan Parties hereby acknowledge and agree that any assignment will give rise to a direct obligation of Borrower to the assignee and that the assignee shall be deemed to be a “Lender”.  Agent and each Lender may furnish any information concerning Borrower and the other Loan Parties in its possession from time to time to assignees and participants (including prospective assignees and participants), provided that any such assignee or participant or prospective assignee or participant agrees to maintain the confidentiality of such information in accordance with Section 9.22.

9.2           Set Off.  In addition to any rights now or hereafter granted under applicable law and not by way of limitation of any such rights, upon the occurrence, and during the continuance,  of any Event of Default, Agent, any Lender, any assignee of any Lender’s interest, and each participant is hereby authorized by Loan Parties at any time or from time to time, without notice to Loan Parties or to any other Person (except as required pursuant to Section 8.12), any such notice being hereby expressly waived, to set off and to appropriate and to apply any and all balances held by it at any of its offices for the account of any Loan Party (regardless of whether such balances are then due to such Loan Party) and any other property at any time held or owing by such Agent, Lender, assignee or participant to or for the credit or for the account of any Loan Party against and on account of any of the Obligations then outstanding.

Loan Parties hereby agree, to the fullest extent permitted by law, that Agent, any Lender, assignee or participant may exercise its right of setoff with respect to amounts in excess of its pro rata share of the Obligations (or, in the case of a participant, in excess of its pro rata participation interest in the Obligations) and that Agent, such Lender, assignee or participant, as the case may be, shall be deemed to have purchased for cash in the amount of such excess, participations in Agent’s, each other Lender’s or holder’s share of the Obligations.

9.3           Expenses and Attorneys’ Fees.  Whether or not the transactions contemplated hereby shall be consummated, Borrower agrees to promptly pay all reasonable and documented out-of-pocket fees, costs and expenses incurred by Agent in connection with any matters contemplated by or arising out of this Agreement or the other Transaction Documents including the following, and Loan Parties agree that all such fees, costs and expenses shall be part of the Obligations, payable on demand and secured by the Collateral:  (a) fees, costs and expenses (including reasonable attorneys’ fees, other than allocated costs of internal counsel, and reasonable fees of environmental consultants, accountants and other professionals retained by Agent) incurred in connection with the review, due diligence investigation, negotiation, preparation, documentation, execution, closing and administration of the Transaction Documents, the Term Loan, and any amendments, waivers, consents, forbearance and other modifications relating thereto or any subordination or intercreditor agreements; (b) fees, out of pocket costs and expenses incurred in creating, perfecting and maintaining perfection of Liens in favor of Agent for the benefit of Lenders including title insurance premiums, real estate survey costs and mortgage or recording taxes and fees; (c) fees, out of pocket costs and expenses incurred in connection with forwarding to Borrower the proceeds of Loans including Agent’s standard wire transfer fee; (d) fees, out of pocket costs, expenses and bank charges, including bank charges for returned checks, incurred by Agent in establishing, maintaining and handling lock box accounts, blocked accounts or other accounts for collection of the Collateral; (e) fees, costs, expenses (including reasonable attorneys’ fees) and costs of settlement incurred in collecting upon or enforcing rights against the Collateral or incurred in any action to enforce this Agreement or the other Transaction Documents or to collect any payments due from Borrower or any other Loan Party under this Agreement or any other Transaction Document or incurred in connection with any refinancing or restructuring of the credit arrangements provided under this Agreement, whether in the nature of a “workout” or in connection with any insolvency or bankruptcy proceedings or otherwise; (f) Agent’s reasonable out of pocket expenses and internal costs and disbursements, whenever incurred, in monitoring and administering the Term Loan; and (g) the cost of procuring background checks or updating background checks previously obtained by Agent relating to officers of Loan Parties (Loan Parties shall use their best efforts to obtain the consent of all officers to such checks or updated checks).

9.4           Indemnity.  In addition to the payment of expenses pursuant to Section 9.3, whether or not the transactions contemplated hereby shall be consummated, Loan Parties agree to indemnify, pay and hold Agent, each Lender, any participants or assignees and their respective officers, directors, employees, agents, consultants, auditors, persons engaged by any of them to evaluate or monitor the Collateral, affiliates and attorneys of any of them (collectively called the “Indemnitees”) harmless from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, claims, costs, expenses and disbursements of any kind or nature whatsoever (including the reasonable fees and disbursements of counsel for such Indemnitees in connection with any investigative, administrative or judicial proceeding commenced or threatened, whether or not such Indemnitee shall be designated a party thereto) that may be imposed on, incurred by, or asserted against that Indemnitee, in any manner relating to or arising out of this Agreement or the other Transaction Documents, the consummation of the transactions contemplated by this Agreement or the other Transaction Documents, the statements contained in the Commitment Letter, Lenders’ agreement to make the Term Loan hereunder, the use or intended use of the proceeds of any of the Term Loan or the exercise of any right or remedy hereunder or under the other Transaction Documents (the “Indemnified Liabilities”); provided that Loan Parties shall have no obligation to an Indemnitee hereunder with respect to Indemnified Liabilities directly arising from the gross negligence or willful misconduct of that Indemnitee as determined by a court of competent jurisdiction in a final nonappealable decision.

9.5           Amendments and Waivers.  No amendment, modification, termination or waiver of any provision of this Agreement or of the other Loan Documents, or consent to any departure by Borrower or any Loan Party hereof or therefrom or any of the terms, conditions, or provisions hereof or thereof, shall be effective unless the same shall be in writing and signed by Agent and the affected Person.  Each amendment, modification, termination or waiver shall be effective only in the specific instance and for the specific purpose for which it was given.

9.6           Notices.  Unless otherwise specifically provided herein, all notices shall be in writing addressed to the respective party as set forth below and may be personally served, telecopied or sent by overnight courier service or United States mail and shall be deemed to have been given: (a) if delivered in person, when delivered; (b) if delivered by telecopy, on the date of transmission if transmitted on a Business Day before 4:00 p.m. Eastern standard time or, if not, on the next succeeding Business Day; (c) if delivered by overnight courier, two (2) days after delivery to such courier properly addressed; or (d) if by U.S. Mail, four (4) Business Days after depositing in the United States mail, with postage prepaid and properly addressed.

If to Borrower:	Genesis Group Holdings, Inc. 2500 N. Military Trail Boca Raton, Florida 33431
Attention: Lawrence Sands, S.V.P.
Facsimile: (561) 988-2370
Telephone: (561) 988-1988

With copies to:	O'Melveny & Myers LLP 2765 Sand Hill Road Menlo Park, CA 94025
Attention: Steve Sonne, Esq.
Facsimile: (650) 473-2601
Telephone: (650) 473-2600

If to Agent:	MidMarket Capital Partners, LLC 301 E. Fourth Street, 27th Floor Cincinnati, OH 45202
Attention: Joseph Haverkamp
Facsimile: (513) 579-2910
Telephone: (513) 579-2597

With copies to:	Blank Rome LLP The Chrysler Building 405 Lexington Avenue New York, New York 10174
Attention: Robert B. Stein, Esq.
Facsimile: (212) 885-5001 Telephone: (212) 885-5206

If to Guarantors and Subsidiaries:	Genesis Group Holdings, Inc. 2500 N. Military Trail Boca Raton, Florida 33431
Attention: Lawrence Sands, S.V.P.
Facsimile: (561) 988-2370
Telephone: (561) 988-1988

With copies to:	O'Melveny & Myers LLP 2765 Sand Hill Road Menlo Park, CA 94025
Attention: Steve Sonne, Esq.
Facsimile: (650) 473-2601
Telephone: (650) 473-2600

or to such other address as the party addressed shall have previously designated by written notice to the serving party, given in accordance with this Section 9.6.

9.7           Survival of Warranties and Certain Agreements.

(A)          All representations and warranties made hereunder and in any other Loan Document or other document delivered pursuant hereto or thereto or in connection herewith or therewith shall survive the execution and delivery hereof and thereof.  Such representations and warranties have been or will be relied upon by Agent and Lenders regardless of any investigation made by Agent or any Lender or on any of their behalves and notwithstanding that Agent or any Lender may have had notice or knowledge of any breach of a representation or warranty, and shall continue in full force and effect as long as any Obligation (other than unasserted claims for indemnification or expense reimbursement) shall remain outstanding.

(B)           This Agreement and the Loan Documents shall remain in full force and effect until such time as the Obligations have been paid and satisfied in full, at which time this Agreement shall be terminated; provided, however, that the agreements set forth in Sections 9.3 and 9.4 (and any guaranty by the Guarantors of the Obligations of Borrower with respect to such Sections 9.3 and 9.4) shall survive termination of this Agreement.  Notwithstanding the foregoing, this Agreement and the Loan Documents shall continue to be effective or be automatically reinstated, as the case may be, if at any time payment, in whole or in part, of any of the Obligations is rescinded or must otherwise be restored or returned by Agent or any Lender as a preference, fraudulent conveyance or otherwise, all as though such payment had not been made.

9.8           Indulgence Not Waiver.  No failure or delay on the part of Agent or any Lender in the exercise of any power, right or privilege hereunder or under any other Transaction Document shall impair such power, right or privilege or be construed to be a waiver of any default or acquiescence therein, nor shall any single or partial exercise of any such power, right or privilege preclude other or further exercise thereof or of any other right, power or privilege.

9.9           Marshaling; Payments Set Aside.  Neither Agent nor any Lender shall be under any obligation to marshal any assets in favor of any Loan Party or any other party or against or in payment of any or all of the Obligations.  To the extent that any Loan Party makes a payment or payments to Agent or any Lender or Agent enforces its security interests or Agent or any Lender exercises its rights of set off, and such payment or payments or the proceeds of such enforcement or setoff or any part thereof are subsequently invalidated, declared to be fraudulent or preferential, set aside and/or required to be repaid to a trustee, receiver or any other party under any bankruptcy law, state or federal law, common law or equitable cause, then to the extent of such recovery, the Obligations or part thereof originally intended to be satisfied, and all Liens, rights and remedies thereof, shall be revived and continued in full force and effect as if such payment had not been made or such enforcement or setoff had not occurred.

9.10         Entire Agreement.  This Agreement, the Term Note, and the other Loan Documents referred to herein embody the final, entire agreement among the parties hereto and supersede any and all prior commitments, agreements, representations, and understandings, whether written or oral, relating to the subject matter hereof (including, without limitation, the Commitment Letter) and may not be contradicted or varied by evidence of prior, contemporaneous, or subsequent oral agreements or discussions of the parties hereto.  There are no oral agreements among the parties hereto.

9.11         Independence of Covenants.  All covenants hereunder shall be given independent effect so that if a particular action or condition is not permitted by any of such covenants, the fact that it would be permitted by an exception to, or be otherwise within the limitations of, another covenant shall not avoid the occurrence of a Default or an Event of Default if such action is taken or condition exists.

9.12         Severability.  The invalidity, illegality or unenforceability in any jurisdiction of any provision in or obligation under this Agreement or the other Transaction Documents shall not affect or impair the validity, legality or enforceability of the remaining provisions or obligations under this Agreement, or the other Transaction Documents or of such provision or obligation in any other jurisdiction.

9.13         Headings.  Section and subsection headings in this Agreement are included herein for convenience of reference only and shall not constitute a part of this Agreement for any other purpose or be given any substantive effect.

9.14         APPLICABLE LAW.  THIS AGREEMENT AND ALL MATTERS RELATING HERETO AND ARISING HEREFROM (WHETHER ARISING UNDER CONTRACT LAW, TORT LAW OR OTHERWISE) SHALL BE GOVERNED BY, AND SHALL BE CONSTRUED AND ENFORCED IN ACCORDANCE WITH, THE INTERNAL LAWS OF THE STATE OF NEW YORK WITHOUT REGARD TO CONFLICTS OF LAWS PRINCIPLES.

9.15         No Fiduciary Relationship; Limitation of Liabilities.

(A)          No Fiduciary Relationship.  No provision in this Agreement or in any of the other Transaction Documents and no course of dealing between the parties shall be deemed to create any fiduciary duty by Agent or any Lender to Borrower or any other Loan Party.

(B)           Limitation of Liabilities.  None of the parties hereto nor any of their respective Affiliates, officers, directors, shareholders, employees, attorneys, or agents thereof shall have any liability with respect to, and each other party hereto hereby waives, releases, and agrees not to sue any of them upon, any claim for any special, indirect, incidental, or consequential damages suffered or incurred by any other party hereto in connection with, arising out of, or in any way related to, this Agreement or any of the other Transaction Documents, or any of the transactions contemplated by this Agreement or any of the other Transaction Documents.  Each party hereto hereby waives, releases, and agrees not to sue any other party hereto or any of its Affiliates, officers, directors, employees, attorneys, or agents for punitive damages in respect of any claim in connection with, arising out of, or in any way related to, this Agreement or any of the other Loan Documents, or any of the transactions contemplated by this Agreement or any of the transactions contemplated hereby.

9.16         CONSENT TO JURISDICTION.  EACH LOAN PARTY HEREBY CONSENTS TO THE JURISDICTION OF ANY STATE OR FEDERAL COURT LOCATED WITHIN THE COUNTY OF NEW YORK, STATE OF NEW YORK, AND IRREVOCABLY AGREES THAT, SUBJECT TO AGENT’S ELECTION, ALL ACTIONS OR PROCEEDINGS ARISING OUT OF OR RELATING TO THIS AGREEMENT, THE TERM NOTE, OR THE OTHER LOAN DOCUMENTS SHALL BE LITIGATED IN SUCH COURTS.  EACH LOAN PARTY ACCEPTS FOR ITSELF AND IN CONNECTION WITH ITS PROPERTIES, GENERALLY AND UNCONDITIONALLY, THE NON-EXCLUSIVE JURISDICTION OF THE AFORESAID COURTS AND WAIVES ANY DEFENSE OF FORUM NON CONVENIENS, AND IRREVOCABLY AGREES TO BE BOUND BY ANY JUDGMENT RENDERED THEREBY IN CONNECTION WITH THIS AGREEMENT, THE TERM NOTE, THE OTHER LOAN DOCUMENTS OR THE OBLIGATIONS.  IF ANY LOAN PARTY PRESENTLY IS, OR IN THE FUTURE BECOMES, A NONRESIDENT OF THE STATE OF NEW YORK, SUCH LOAN PARTY HEREBY WAIVES PERSONAL SERVICE OF ANY AND ALL PROCESS AND AGREES THAT ALL SUCH SERVICE OF PROCESS MAY BE MADE UPON SUCH LOAN PARTY BY CERTIFIED OR REGISTERED MAIL, RETURN RECEIPT REQUESTED, DIRECTED TO SUCH LOAN PARTY, AT SUCH LOAN PARTY’S ADDRESS AS SET FORTH IN SECTION 9.6 OR AS MOST RECENTLY NOTIFIED BY BORROWER IN WRITING PURSUANT TO SECTION 9.6 AND SERVICE SO MADE SHALL BE COMPLETE TEN (10) DAYS AFTER THE SAME HAS BEEN POSTED AS AFORESAID.

9.17         WAIVER OF JURY TRIAL.  EACH LOAN PARTY, AGENT AND EACH LENDER HEREBY WAIVE THEIR RESPECTIVE RIGHTS TO A JURY TRIAL OF ANY CLAIM OR CAUSE OF ACTION BASED UPON OR ARISING OUT OF THIS AGREEMENT, THE TERM NOTE OR THE OTHER LOAN DOCUMENTS.  EACH LOAN PARTY, AGENT AND EACH LENDER ACKNOWLEDGE THAT THIS WAIVER IS A MATERIAL INDUCEMENT TO ENTER INTO A BUSINESS RELATIONSHIP, THAT EACH HAS ALREADY RELIED ON THE WAIVER IN ENTERING INTO THIS AGREEMENT, THE TERM NOTE AND THE OTHER LOAN DOCUMENTS AND THAT EACH WILL CONTINUE TO RELY ON THE WAIVER IN THEIR RELATED FUTURE DEALINGS.  EACH LOAN PARTY, AGENT AND EACH LENDER FURTHER WARRANT AND REPRESENT THAT EACH HAS REVIEWED THIS WAIVER WITH ITS LEGAL COUNSEL, AND THAT EACH KNOWINGLY AND VOLUNTARILY WAIVES ITS JURY TRIAL RIGHTS FOLLOWING CONSULTATION WITH LEGAL COUNSEL.

9.18         Construction.  Each Loan Party, Agent and each Lender acknowledge that it has had the benefit of legal counsel of its own choice and has been afforded an opportunity to review this Agreement and the other Loan Documents with its legal counsel and that this Agreement and the other Loan Documents shall be construed as if jointly drafted by each Loan Party, Agent and each Lender.

9.19         Counterparts; Effectiveness.  This Agreement and any amendments, waivers, consents, or supplements may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed and delivered shall be deemed an original, but all of which counterparts together shall constitute but one and the same instrument.  This Agreement shall become effective upon the execution of a counterpart hereof by each of the parties hereto.  Delivery of an executed counterpart of a signature page to this Agreement, any amendments, waivers, consents or supplements, or to any other Loan Document by Facsimile shall be as effective as delivery of a manually executed counterpart thereof.

9.20         No Duty.  All attorneys, accountants, appraisers, and other professional Persons and consultants retained by Agent shall have the right to act exclusively in the interest of Agent and Lenders and shall have no duty of disclosure, duty of loyalty, duty of care, or other duty or obligation of any type or nature whatsoever to any Loan Party or any Loan Party’s shareholders or the shareholders (or members, as applicable) of any Loan Party’s Subsidiaries or any other Person.

9.21         Communications by Loan Parties to Agent and Lenders.  Nothing contained in any letter, email, written notification, financial statement or other communication, written or oral, from any Loan Party to Agent or any Lender, shall be deemed to be binding on Agent or such Lender, unless Agent or such Lender acknowledges same in writing and expressly agrees to be bound thereby.

9.22         Confidentiality.  For the purposes of this Section 9.22, the defined term “Confidential Information” means all financial projections and all other nonpublic information delivered to Agent and Lenders by or on behalf of Borrower or any of the other Loan Parties in connection with the transactions contemplated by this Agreement and the other Loan Documents, provided, that such term does not include information that (a) was publicly known or otherwise known to Agent or such Lender prior to the time of such disclosure, (b) subsequently becomes publicly known through no act or omission by Agent or such Lender or any Person acting on such Person’s behalf, (c) otherwise becomes known to Agent or such Lender other than through disclosure by Borrower or any of the other Loan Parties, or (d) constitutes financial statements delivered hereunder that are otherwise publicly available.  Agent and Lenders will maintain the confidentiality of such Confidential Information in accordance with commercially reasonable procedures adopted by Agent and Lenders in good faith to protect confidential information of third parties delivered to it; provided, that Agent and each Lender may deliver or disclose Confidential Information to:

(i)            its directors, officers, employees, agents, attorneys and affiliates (to the extent such disclosure reasonably relates to the administration of this Agreement and the other Transaction Documents);

(ii)           its financial advisors and other professional advisors who are advised to hold confidential the Confidential Information substantially in accordance with the terms of this Section 9.22;

(iii)          any other Lender or Agent, as applicable; or

(iv)          any other Person (including auditors and other regulatory officials) to which such delivery or disclosure may be necessary or appropriate (A) to comply with any applicable law, rule, regulation or order, (B) in response to any subpoena, examination, or other legal process, (C) in connection with any litigation to which Agent or such Lender is a party or (D) if an Event of Default shall have occurred and remain outstanding, to the extent Agent or such Lender may reasonably determine such delivery and disclosure to be necessary or appropriate in the enforcement or for the protection of the rights and remedies hereunder.

9.23         Electronic Execution of Loan Documents.  The words “execution,” “signed,” “signature,” and words of like import in any Loan Document shall be deemed to include electronic signatures or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other similar state laws based on the Uniform Electronic Transactions Act.

[This space intentionally left blank – signature page follows]

Witness the due execution hereof by the respective duly authorized officers of the undersigned as of the date first written above.

AGENT:	MIDMARKET CAPITAL PARTNERS, LLC

	By:	/s/ David P. Meyer
	Name:	David P. Meyer
	Title:	Managing Director

LENDERS:	GREAT AMERICAN LIFE INSURANCE COMPANY

	By:	/s/ Mark F. Muething
	Name:	Mark F. Muething
	Title:	Executive Vice President
Commitment Percentage: 70%

GREAT AMERICAN INSURANCE COMPANY

	By:	/s/ Stephen C. Beraha
	Name:	Stephen C. Beraha
	Title:	Assistant Vice President
Commitment Percentage: 30%

BORROWER:	GENESIS GROUP HOLDINGS, INC.

	By:	/s/ Lawrence Sands
	Name:	Lawrence Sands
	Title:	Senior Vice President

GUARANTORS:	RIVES-MONTEIRO LEASING, LLC

	By:	/s/ Lawrence Sands
	Name:	Lawrence Sands
	Title:	Vice President

TROPICAL COMMUNICATIONS, INC.

	By:	/s/ Lawrence Sands
	Name:	Lawrence Sands
	Title:	Vice President

S-1
Signature Page to Loan and Security Agreement

SCHEDULES TO LOAN AND SECURITY AGREEMENT

Schedule 1.1(A)	Liens
Schedule 1.1(B)	Pro Forma
Schedule 1.1(C)	Sources and Uses of Funds
Schedule 1.1(D)	ADEX Pre-Closing Receivables
Schedule 3.1(A)	Closing Deliveries
Schedule 3.1(IT)	Litigation
Schedule 4.1(B)	Capitalization
Schedule 4.4	Indebtedness and Liabilities
Schedule 4.6	Names
Schedule 4.7	Locations; FEIN
Schedule 4.9	Litigation; Adverse Facts
Schedule 4.10	Payment of Taxes
Schedule 4.13	Intellectual Property
Schedule 4.14	Broker’s Fees
Schedule 4.15	Environmental Compliance
Schedule 4.19	Compliance with Laws
Schedule 4.20	Bank Accounts
Schedule 4.21	Subsidiaries
Schedule 4.22	Employee Matters
Schedule 4.24	Receivables and Payables
Schedule 4.25	Trade Relations
Schedule 4.26	Absence of Defaults
Schedule 4.27	Loans to Insiders
Schedule 4.28	Projections
Schedule 4.30	Commercial Tort Claims; Letter of Credit Rights
Schedule 6.2	Guaranties

SCHEDULE 1.1(A)

Liens

ADEX Corporation: liens on computer equipment purchased or leased from Dell Financial Servicers, L.P.

Tropical Communications, Inc.: Bank of America, N.A. lien on equipment, chattel paper, inventory, accounts and general intangibles.

SCHEDULE 1.1(B)

Pro Forma

See attached.

SCHEDULE 1.1(C)

Sources and Uses of Funds

Sources	Amount	Uses	Amount

Gross Loan Proceeds	$13,000,000.00	T N S Acquisition Cash Consideration	$700,000.00
Equity Proceeds	$2,900,000.00	Adex Acquisition Cash Consideration1	$12,819,594.00
		Debt Repayment - UTA Capital	$753,493.16
		Cash retained by Borrower	$605,074.63
		Fees & Expenses2	$1,021,838.21
Total:	$15,900,000.00	Total:	$15,900,000.00

1 Includes $1,242,487.74 Bank Hapoalim payoff amount.
2 Includes $319,388.21 closing fee (net of deposit) to MidMarket Capital Partners, $530,000.00 fee to Wellington Shields, $2,450.00 Florida documentary stamp tax and $185,000.00 MidMarket Capital Partners legal fees and expenses.

SCHEDULE 1.1(D)

ADEX Pre-Closing Receivables

See attached.

SCHEDULE 3.1(A)

Closing Deliveries

[To be prepared by MidMarket and its counsel]

SCHEDULE 3.1(H)

Litigation

Borrower is a defendant in CHAUVET v. GENESIS, Case No: 9:12-cv-80532-Brannon; Fair Labor Standards Act claim for unpaid overtime. Genesis is defending on grounds the Office Manager suing was an exempt employee. The plaintiff is seeking damages of approximately $18,000.

SCHEDULE 4.1(B)

Capitalization

Borrower

Class of Equity Interests	Number of Authorized Shares/Interests of Such Class	Number of Issued and Outstanding Shares/ Interests of Such Class
Common	500,000,000	200,299,686
Preferred A	20,000,000	2,000,000
Preferred B	60,000	315
Preferred C	1,500	1,500
Preferred D	1,000	996
Preferred E3	3,500	3,000
Preferred F	4,150	4,150
Preferred G	2,000	2,000

Options, warrants and conversion rights:

1.	Warrant to purchase 3% of the fully diluted shares of Borrower Common Stock on the date the warrant first becomes exercisable dated as of the date hereof in favor of Great American Insurance Company.

2.
Warrant to purchase 7% of the fully diluted shares of Borrower Common Stock on the date the warrant first becomes exercisable dated as of the date hereof in favor of Great American Life Insurance Company.

3.	Warrant to purchase shares of Borrower Common Stock in favor of the Series E Investors once Series E stock is authorized and issued.

4.
Certificate of Designation, Preferences, Rights and Other Rights of Series B Preferred Stock of Genesis Group Holdings, Inc., dated June 28, 2011, provides for conversion rights for Series A stock to convert at 1 share of Preferred Stock to 10 shares of Common Stock

5.
Certificate of Designation, Preferences, Rights and Other Rights of Series B Preferred Stock of Genesis Group Holdings, Inc., dated June 28, 2011, provides for conversion rights for Series B stock to convert into 40% of the issued and outstanding Common Stock on a fully diluted basis

3 Preferred Series E, F and G to be authorized on or about the Closing Date.

6.
Certificate of Designation, Preferences, Rights and Other Rights of Series C Preferred Stock of Genesis Group Holdings, Inc., dated June 28, 2011, provides for conversion rights for Series C stock convert into 37.5% of the issued and outstanding Common Stock on a fully diluted basis

7.
Certificate of Designation, Preferences, Rights and Other Rights of Series D Preferred Stock of Genesis Group Holdings, Inc., dated June 28, 2011, provides for conversion rights for Series D stock to convert into Common Stock at any time the market capitalization of the Company exceeds $15 million or the shares of Common Stock are trading at a per share price in excess of $.35 a share for a 10-day trading period.

8.
Certificate of Designation, Preferences, Rights and Other Rights of Series E Preferred Stock of Genesis Group Holdings, Inc., dated September 17, 2012, provides for conversion rights for Series E stock

9.
Certificate of Designation, Preferences, Rights and Other Rights of Series F Preferred Stock of Genesis Group Holdings, Inc., dated September 17, 2012, provides for conversion rights for Series F stock

10.
Certificate of Designation, Preferences, Rights and Other Rights of Series G Preferred Stock of Genesis Group Holdings, Inc., dated September 17, 2012, provides for conversion rights for Series G stock

11.	Convertible Promissory Note, dated June 14, 2012, between Borrower and Asher Enterprises is subject to conversion at .50% of the bid price beginning six months after the note was issued.

12.	Convertible Promissory Note, dated June 27, 2012, between Borrower and Thompson McTavish is subject to conversion at .50% of the bid price beginning six months after the note was issued.

Rives-Monteiro Leasing, LLC

Class of Equity Interests	Number of Authorized Shares/Interests of Such Class	Number of Issued and Outstanding Shares/ Interests of Such Class

LLC	N/A	N/A

Tropical Communications, Inc.

		Number of Issued and
	Number of Authorized	Outstanding Shares/ Interests
Class of Equity Interests	Shares/Interests of Such Class	of Such Class

Common Stock	300	100

ADEX Corporation

Class of Equity Interests	Number of Authorized Shares/Interests of Such Class	Number of Issued and Outstanding Shares/ Interests of Such Class

Common Stock	200	100

T N S, Inc.

Class of Equity Interests	Number of Authorized Shares/Interests of Such Class	Number of Issued and Outstanding Shares/ Interests of Such Class

Common Stock	5,000	1,000

SCHEDULE 4.4

Indebtedness and Liabilities

None.

SCHEDULE 4.6

Names

Genesis Group Holdings, Inc.

2001    I-Realtyauction.com, Inc. to Genesis Realty Group, Inc. (business decision prior owner)

2008    Genesis Realty Group, Inc. to Genesis Group Holdings, Inc. ( business decision prior owner)

ADEX Corporation

ADEX Corporation uses the trade names ADEX Telecomm and ADEX.

T N S, Inc.

T N S, Inc. uses the trade name Telnet Solutions.

SCHEDULE 4.7

Locations; FEIN

Loan Party	Jurisdiction of Organization	Location of Chief Executive Office	Principal Place of Business	Location of Books and Records	All other offices	Collateral Locations	FEIN
Genesis Group	Delaware	2500 N.	2500 N.	2500 N.	None.	2500 N.	65-
Holdings, Inc.		Military Trail, Suite 275, Boca Raton, Florida, 33431	Military Trail, Suite 275, Boca Raton, Florida, 33431	Military Trail, Suite 275, Boca Raton, Florida, 33431		Military Trail, Suite 275, Boca Raton, Florida, 33431	0908171

Tropical	Florida	6937 N.W. 82	6937 N.W.	6937 N.W. 82	None.	6937 N.W. 82	59-
Communications, Inc.		Street Miami FL	82 Street Miami FL	Street Miami FL		Street Miami FL	2405537
		33166	33166	33166		33166

Rives-Monteiro	Alabama	2736 Southside	2736	2736 Southside	None.	2736 Southside	26-
Leasing, LLC		Drive, Tuscaloosa	Southside Drive, Tuscaloosa	Drive, Tuscaloosa AL 35401		Drive, Tuscaloosa AL	2097262
		AL 35401	AL 35401			35401

ADEX	New York	1035	1035	13083 Telecom	10625 North	1035 Windward	13-
Corporation		Windward Ridge Parkway, Suite #500, Alpharetta, GA	Windward Ridge Parkway, Suite #500, Alpharetta,	Parkway North, Temple Terrace, FL 33637	County Road, Suite #100A, Frisco, Texas 75034	Ridge Parkway, Suite #500, Alpharetta, GA 30005	3741300

		30005	GA 30005		280 Shuman	10625 North
					Blvd., Naperville, Illinois	County Road, Suite #100A, Frisco, Texas
					60563	75034

					1317 W.	280 Shuman
					Foothill Blvd., Suite #212, Upland, California	Blvd., Naperville, Illinois 60563
					91786	1317 W.
					13083 Telecom Parkway	Foothill Blvd., Suite #212, Upland, California
					North, Temple	91786
					Terrace, Florida 33637	13083 Telecom Parkway North, Temple Terrace, Florida 33637

T N S, Inc.	Illinois	1225 Rand Rd;	1225 Rand	1225 Rand Rd;	None.		04-
		Des Plains, Cook County, Illinois, 60016	Rd; Des Plains, Cook County, Illinois, 60016	Des Plains, Cook County, Illinois, 60016			3702683

SCHEDULE 4.9

Litigation; Adverse Facts

See Schedule 3.1(H).

SCHEDULE 4.10

Payment of Taxes

Genesis has filed a consolidated extension, which includes Tropical Communications and Digital Communications for the year ended December 31, 2011 and will file the final return on or before September 15, 2012.

ADEX Corporation has filed an extension for the year ended December 31, 2011 and will file the final return on or before September 15, 2012.

SCHEDULE 4.13

Intellectual Property

None.

SCHEDULE 4.14

Broker’s Fees

Fee payable to Wellington Shields in an amount equal to $530,000.

SCHEDULE 4.15

Environmental Compliance

None.

SCHEDULE 4.19

Compliance with Laws

None.

SCHEDULE 4.20

Bank Accounts

Loan Party	Account Number	Financial Institution; Location
Tropical Communications, Inc.	005493966015	Bank of America, Tampa, FL

Tropical Communications, Inc.	2000022737	Seaside National Bank and Trust, Orlando, FL

Tropical Communications, Inc.	2000016457	Seaside National Bank and Trust, Orlando, FL

Borrower	2000035697	Seaside National Bank and Trust, Orlando, FL

Borrower	0153507312	Regions Bank, Boca Raton, FL

Rives-Monterio Leasing, LLC	165331059	Capstone Bank, Tuscaloosa AL

ADEX Corporation	0124539201	Bank Leumi, New York, NY

ADEX Corporation	01080324-01	Bank Hapoalim, b.m., New York, NY

T N S, Inc.	3866072225	TCF National Bank, Burr Ridge, IL

SCHEDULE 4.21

Subsidiaries

Genesis Group Holdings, Inc. has the following direct Subsidiaries: Rives-Monteiro Leasing, LLC, Tropical Communications, Inc., ADEX Corporation, ADEX Puerto Rico LLC and T N S, Inc.4

4 As of the Closing Date, Genesis Group Holdings, Inc. also has a direct Subsidiary, Digital Comm Inc. 60% of the equity interest in Digital Comm Inc will be spun off at or following the Closing Date.

SCHEDULE 4.22

Employee Matters

T N S, Inc. has entered into the following employment agreements with its employees:

●	Employment Agreement, dated September 17, 2012, between T N S, Inc. and Michael Roeske

●	Employment Agreement, dated September 17, 2012, between T N S, Inc. and Joel Raven

ADEX Corporation has entered into the following employment agreement with Gary McGuire dated as of September 17, 2012.

Borrower has entered into an employment agreement with Lawrence Sands dated as of January, 2010.

SCHEDULE 4.24

Receivables and Payables

Receivables

Genesis Group Holdings, Inc.	$0
Rives-Monteiro Leasing, LLC	$0
Tropical Communications, Inc.	$666,242.06
T N S, Inc.	$363,206.52
ADEX Corporation	$3,412,034.88
ADEX Puerto Rico LLC	$923,643.45
Total	$5,365,126.91

Payables

Genesis Group Holdings, Inc.	$188,088.95
Rives-Monteiro Leasing, LLC	$553
Tropical Communications, Inc.	$244,857.92
T N S, Inc.	$164,062.11
ADEX Corporation	$37,811.80
Adex Puerto Rico LLC	$368.77
Total	$635,742.55

See attached spreadsheet for additional detail.

SCHEDULE 4.25

Trade Relations

None.

SCHEDULE 4.26

Absence of Defaults

See Schedule 4.1(A).

SCHEDULE 4.27

Loans to Insiders

Borrower has loaned $125,000 to Billy Caudill, which is evidenced by a non-recourse promissory note.

SCHEDULE 4.28

Projections

See attached.

SCHEDULE 4.30

Commercial Tort Claims; Letter of Credit Rights

None.

SCHEDULE 6.2

Guaranties

None.